UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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General Electric Company

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Notice of 2003

Annual Meeting

and

Proxy Statement

In accordance with our security procedures,

all persons attending the annual meeting must

present an admission card and picture identification.

Please follow the advance registration instructions on

the back cover of this proxy statement to obtain an

admission card.

♦

General Electric Company 3135 Easton Turnpike, Fairfield, CT 06828

March 10, 2003

Dear Shareowner,

You are invited to attend the 2003 annual meeting to be held on Wednesday, April 23, in Charlotte, North Carolina.

The annual meeting will begin with a report on our operations, followed by discussion and voting on the matters set forth in the accompanying notice of annual meeting and proxy statement and discussion on other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the advance registration instructions on the back of this proxy statement. An admission card, which is required for admission to the meeting, will be mailed to you prior to the meeting.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Cordially,

Jeffrey R. Immelt
Chairman of the Board

Every shareowner’s vote is important. Please complete, sign, date and return your proxy form, or submit your vote and proxy by phone or by internet.

NOTICE OF 2003 ANNUAL MEETING

OF SHAREOWNERS

10:00 a.m., April 23, 2003

Charlotte Convention Center

501 South College Street

Charlotte, North Carolina 28202

                                                                                                  March 10, 2003

To the Shareowners:

General Electric Company’s 2003 Annual Meeting of Shareowners will be held at the Charlotte Convention Center, 501 South College Street, Charlotte, North Carolina 28202, on Wednesday, April 23, 2003, at 10:00 a.m., to address all matters that may properly come before the meeting. Following a report on our business operations, shareowners will vote on:

(a) election of directors for the ensuing year;

(b) approval of the appointment of independent auditors for 2003; and

(c) 13 shareowner proposals set forth at pages 35 through 52 in the accompanying proxy statement.

Shareowners of record at the close of business on February 28, 2003 will be entitled to vote at the meeting and any adjournments.

Benjamin W. Heineman, Jr.

Secretary

PROXY STATEMENT

General Electric Company, Fairfield, Connecticut 06828

This proxy statement is furnished in connection with the solicitation of proxies by General Electric Company on behalf of the board of directors for the 2003 annual meeting of shareowners. Distribution of this proxy statement and a proxy form to shareowners is scheduled to begin on or about March 10, 2003.

You can ensure that your shares are voted at the meeting by submitting your instructions by phone, by internet, or by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote. A shareowner who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy, or by notifying the inspectors of election in writing of such revocation.

ELECTION OF DIRECTORS

At the 2003 annual meeting, 17 directors are to be elected to hold office until the 2004 Annual Meeting and until their successors have been elected and have qualified. The 17 nominees for election at the annual meeting are listed on pages 6 to 11 with brief biographies. They are all now GE directors. Last year, Alan G. Lafley, Ralph S. Larsen and Robert J. Swieringa joined the board, and Paolo Fresco and Scott G. McNealy left the board. We don’t know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the board may recommend.

James I. Cash, Jr., 55, James E. Robison Professor of Business Administration, Harvard Graduate School of Business, Boston, MA. Director since 1997.

A graduate of Texas Christian University with MS and PhD degrees from Purdue University, Dr. Cash joined the faculty of Harvard Business School in 1976, where he served as chairman of the MBA program from 1992 to 1995, and is currently serving as chairman of HBS Publishing. Dr. Cash is also a director of The Chubb Corporation, Microsoft Corporation, and Scientific-Atlanta, Inc. He also serves as a trustee of Massachusetts General Hospital and Partners Healthcare and as an overseer for the Boston Museum of Science.

Dennis D. Dammerman, 57, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman, General Electric Capital Services, Inc. Director since 1994.

Mr. Dammerman joined GE after graduating from the University of Dubuque in 1967. He had financial assignments in several GE businesses before being named vice president and comptroller of General Electric Credit Corporation (now GE Capital Corporation) in 1979. In 1981, he became vice president and general manager of GE Capital’s Commercial Financial Services Department and, later that year, of GE Capital’s Real Estate Financial Services Division. He was elected senior vice president for finance of GE in 1984, a director of GE in 1994 and, in 1998, was named vice chairman of the board and executive officer of GE and chairman and CEO of GE Capital Services, Inc.

Ann M. Fudge, 51, Former President, Kraft’s Beverages, Desserts & Post Divisions and former Group Vice President, Kraft Foods, Inc., packaged foods, Tarrytown, NY. Director since 1999.

After graduating from Simmons College in 1973, Ms. Fudge worked in human resources for GE until entering Harvard University, where she obtained an MBA in 1977. She then held marketing positions at General Mills until joining General Foods in 1986, where she was appointed executive vice president in 1991. In 1994, she was named president of Kraft General Foods’ Maxwell House Coffee Company and from 2000 to 2001, she served as Group Vice President of Kraft Foods, Inc. and president of Kraft’s Beverages, Desserts and Post Divisions. Ms. Fudge is a director of Honeywell International Inc. and Marriott International Inc.

Claudio X. Gonzalez, 68, Chairman of the Board and Chief Executive Officer, Kimberly-Clark de Mexico, S.A. de C.V., Mexico City, and Director, Kimberly-Clark Corporation, consumer and paper products. Director since 1993.

Mr. Gonzalez is a graduate of Stanford University. He was employed by Kimberly-Clark in 1956 and by Kimberly-Clark de Mexico, S.A. in 1957. He was elected vice president of operations of Kimberly-Clark de Mexico, S.A. in 1962 and executive vice president and managing director in 1966. He assumed his present position in 1973. Mr. Gonzalez is also a director of America Movil, Grupo Carso, Grupo ALFA, Grupo Mexico, Grupo Televisa, Home Depot, Inc., Kellogg Company, The Mexico Fund, Inc., and Investment Co. of America.

Jeffrey R. Immelt, 47, Chairman of the Board and Chief Executive Officer, General Electric Company. Director since 2000.

Mr. Immelt joined GE in corporate marketing in 1982 after receiving a degree in applied mathematics from Dartmouth College and an MBA from Harvard University. He then held a series of leadership positions with GE Plastics in sales, marketing and global product development. He became a vice president of GE in 1989, responsible for consumer service for GE Appliances. He then became vice president of worldwide marketing and product management for GE Appliances in 1991, vice president and general manager of GE Plastics Americas commercial division in 1992, and vice president and general manager of GE Plastics Americas in 1993. He became senior vice president of GE and president and chief executive officer of GE Medical Systems in 1996. Mr. Immelt became GE’s president and chairman-elect in 2000, and chairman and chief executive officer in 2001. He is also a director of Catalyst.

Andrea Jung, 44, Chairman of the Board and Chief Executive Officer, Avon Products, Inc., cosmetics, New York, NY. Director since 1998.

Ms. Jung, a graduate of Princeton University, joined Avon Products, Inc., a multinational cosmetics company, in 1994 as president, product marketing for Avon U.S. She was elected president, global marketing, in 1996, an executive vice president in 1997, president and a director of the company in 1998, chief executive officer in 1999 and chairman of the board in 2001. Previously, she was executive vice president, Neiman Marcus and a senior vice president for I. Magnin. Ms. Jung is also a member of the Princeton University Board of Trustees and is a director of Catalyst and Chairman of the Cosmetic, Toiletry and Fragrance Association.

Alan G. (A.G.) Lafley, 55, Chairman of the Board, President and Chief Executive , Procter & Gamble, personal and household products, Cincinnati, OH. Director since 2002.

Mr. Lafley received a BA degree from Hamilton College in 1969 and an MBA from Harvard University in 1977 at which time he joined Procter & Gamble. He was named a group vice president in 1992, an executive vice president in 1995, and, in 1999, president of global beauty care and North America. He was elected president and chief executive officer in 2000 and chairman of the board in 2002. Mr. Lafley is also a director of General Motors Corporation. In addition, he serves on the Board of Trustees of Hamilton College, as a member of the Lauder Institute Board of Governors (Wharton School of Arts & Sciences) and as a member of the Business Roundtable and Business Council.

Kenneth G. Langone, 67, Chairman, President and Chief Executive Officer, Invemed Associates, LLC, investment banking and brokerage, New York, NY. Director since 1999.

Mr. Langone received a BA from Bucknell University and an MBA from New York University’s Stern School of Business. He is the founder of Invemed Associates, LLC, and a co-founder, director and member of the executive committee of Home Depot, Inc. He is also a director of ChoicePoint, Inc., YUM! Brands, Inc. and Unifi, Inc., as well as the New York Stock Exchange. In addition to serving as a director of numerous charitable organizations, Mr. Langone is chairman of the NYU School of Medicine and serves on the Board of Trustees of New York University and the Board of Overseers of its Stern School of Business.

Ralph S. Larsen, 64, Former Chairman of the Board and Chief Executive Officer, Johnson & Johnson, pharmaceutical, medical and consumer products, New Brunswick, NJ. Director since 2002.

After graduating with a BBA from Hofstra University, Mr. Larsen joined Johnson & Johnson in 1962. In 1981, he left Johnson & Johnson to serve as president of Becton Dickinson’s consumer products division and returned to Johnson & Johnson in 1983 as president of its Chicopee subsidiary. In 1986, Mr. Larsen was named a company group chairman and later that year became vice chairman of the executive committee and chairman of the consumer sector. He was elected a director in 1987 and served as chairman of the board and chief executive officer from 1989 to 2002. Mr. Larsen is a director of Xerox Corporation and AT&T Wireless. He is also a trustee of the Robert Wood Johnson Foundation and a member of the Business Council.

Rochelle B. Lazarus, 55, Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide, advertising, New York, NY. Director since 2000.

A graduate of Smith College, Ms. Lazarus holds an MBA from Columbia University. She joined Ogilvy & Mather Worldwide, a multinational advertising agency, in 1971, becoming president of its U.S. direct marketing business in 1989. She then became president of Ogilvy & Mather New York, and president of Ogilvy & Mather North America before becoming president and chief operating officer of the worldwide agency in 1995, chief executive officer in 1996, and chairman in 1997. Ms. Lazarus also serves as a director of Ann Taylor Stores and New York Presbyterian Hospital. She is chairman of the Board of Trustees of Smith College, and a member of the Board of Overseers of Columbia Business School.

Sam Nunn, 64, Partner, King & Spalding, law firm, Atlanta, GA. Director since 1997.

After attending Georgia Institute of Technology and serving in the U.S. Coast Guard, Mr. Nunn received an AB degree from Emory University in 1960 and an LLB degree from Emory Law School in 1962. He then practiced law and served in the Georgia House of Representatives before being elected to the United States Senate in 1972, where he served as the chairman and ranking member on both the Senate Armed Services Committee and the Senate Permanent Subcommittee on Investigations before retiring in 1997. Mr. Nunn is also a director of ChevronTexaco Corporation, The Coca-Cola Company, Dell Computer Corporation, Internet Security Systems, Inc., and Scientific-Atlanta, Inc. Mr. Nunn is also co-chairman and chief executive officer of the Nuclear Threat Initiative, a Washington-based charitable organization working to reduce the global threats from nuclear, biological and chemical weapons of mass destruction.

Roger S. Penske, 66, Chairman of the Board, Penske Corporation, Penske Truck Leasing Corporation, and United Auto Group, Inc., transportation and automotive services, Detroit, MI. Director since 1994.

After attending Lehigh (Pa.) University, Mr. Penske founded Penske Corporation in 1969. He became chairman of the board of Penske Truck Leasing Corporation in 1982 and chairman of the board of United Auto Group, Inc. in 1999. Mr. Penske is also a director of Delphi Corporation and Home Depot, Inc. He is a director of Detroit Renaissance and is a member of The Business Council.

Gary L. Rogers, 58, Vice Chairman of the Board and Executive Officer, General Electric Company. Director since 2001.

Mr. Rogers joined GE’s financial management program in 1966 after graduating from Florida State University. He joined the Corporate Audit Staff in 1969, advancing through financial management positions until he became general manager of the Lamp Glass and Components Department in 1980. He became general manager of the General Purpose Control Department in 1981, and vice president and general manager of the Lamp Products Division in 1982. In 1986, he was named CEO of GE Electrical Distribution and Control and senior vice president of General Electric. In 1990, he was named CEO of GE Appliances, and, in 1992, CEO of GE Plastics. In 2001, he was elected vice chairman of the board and an executive officer of GE.

Andrew C. Sigler, 71, Retired Chairman of the Board and Chief Executive Officer, Champion International Corporation, paper and forest products, Stamford, CT. Director since 1984.

A graduate of Dartmouth College with an MBA degree from its Amos Tuck School of Business Administration, Mr. Sigler joined Champion Papers Inc., a predecessor of Champion International, in 1956. He served as chief executive officer of Champion International from 1974 until his retirement in 1996, and as chairman of its board of directors from 1979 until his retirement.

Robert J. Swieringa, 61, Dean and Professor of Accounting, Johnson Graduate School of Management, Cornell University, Ithaca, NY. Director since 2002.

Dr. Swieringa received a BA degree from Augustana College in 1964, an MBA in accounting and economics from the University of Denver in 1965 and a PhD in accounting and complex organizations from the University of Illinois in 1969. He taught accounting at Stanford’s Graduate School of Business and at the Johnson Graduate School of Management at Cornell University before serving as a member of the Financial Accounting Standards Board from 1986 to 1996. He was then a professor in the practice of accounting at Yale’s School of Management before becoming the ninth dean of the Johnson School in 1997. Dr. Swieringa is currently a member of the American Accounting Association, and is a past president of its Financial Accounting and Reporting Section.

Douglas A. Warner III, 56, Former Chairman of the Board, J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company of New York, New York, NY. Director since 1992.

Following graduation from Yale University in 1968, Mr. Warner joined Morgan Guaranty Trust Company of New York, a wholly owned subsidiary of J.P. Morgan Chase & Co. (formerly J.P. Morgan & Co. Incorporated). He was elected president and a director of the bank and its parent in 1990, serving as chairman and chief executive officer from 1995 to 2000, when he became chairman of the board of J.P. Morgan Chase & Co., The Chase Manhattan Bank, and Morgan Guaranty Trust Company until his retirement in 2001. Mr. Warner is also a director of Anheuser-Busch Companies, Inc., Motorola, Inc., chairman of the Board of Managers and the Board of Overseers of Memorial Sloan-Kettering Cancer Center, a member of The Business Council and a trustee of the Pierpont Morgan Library.

Robert C. Wright, 59, Vice Chairman of the Board and Executive Officer, General Electric Company, and Chairman and Chief Executive Officer of National Broadcasting Company, Inc. Director since 2000.

Mr. Wright graduated from the College of the Holy Cross and the University of Virginia School of Law. He joined GE in 1969 as a staff lawyer, leaving in 1970 for a judicial clerkship. He rejoined GE in 1973 as a lawyer for GE Plastics, subsequently serving in several management leadership positions with that business. In 1980, he became president of Cox Cable Communications, and rejoined GE in 1983 as vice president of the Housewares and Audio businesses. In 1984, he became president and chief executive officer of General Electric Financial Services, and in 1986 was elected president and chief executive officer of National Broadcasting Company, Inc. In 2000, he was also elected chairman and CEO of NBC and vice chairman of the board and executive officer of GE.

INFORMATION RELATING TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

The following table includes all GE stock-based holdings, as of February 14, 2003, of our directors and five most highly paid executive officers. This table indicates the alignment of the named individuals’ financial interests with the interests of our shareowners because the value of their total GE holdings will increase or decrease in line with the price of GE’s stock.

Common Stock and Total Stock-Based Holdings

Name	Stock[1]	Total[2]	Name	Stock[1]	Total[2]

James I. Cash, Jr.	79,325	106,325	Ralph S. Larsen	14,645[3]	19,686
Dennis D. Dammerman	1,978,587	6,028,747	Rochelle B. Lazarus	16,037[3]	44,558
Ann M. Fudge	32,314	65,875	Sam Nunn	84,000	129,786
Claudio X. Gonzalez	208,152	296,130	Roger S. Penske	141,000	202,732
Benjamin W. Heineman, Jr.	1,792,473	2,984,043	Gary L. Rogers	2,541,596	4,627,953
Jeffrey R. Immelt	1,407,024	5,202,180	Andrew C. Sigler	127,325	154,325
Andrea Jung	52,483[3]	87,935	Robert J. Swieringa	2,681	7,722
Alan G. Lafley	3,750	8,791	Douglas A. Warner III	184,925[3]	211,925
Kenneth G. Langone	327,145	367,202	Robert C. Wright	2,995,967	6,592,726

Common stock holdings of all directors and all executive officers as a group were 21,209,9404

Notes:

1This column lists voting securities, including restricted stock held by the executive officers over which they have voting power but no investment power. Otherwise, each director or executive officer has sole voting and investment power over the shares reported, except as noted. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to non-voting stock options that are or will become exercisable within 60 days as follows: 63,000 shares for Dr. Cash, 27,000 shares for Ms. Fudge and Mr. Langone, 135,000 shares for Mr. Gonzalez and Mr. Warner, 45,000 shares for Ms. Jung, 13,500 shares for Ms. Lazarus, 81,000 shares for Mr. Nunn, 85,500 shares for Mr. Penske, and 99,000 shares for Mr. Sigler, 1,632,499 shares for Mr. Dammerman, 1,335,000 shares for Mr. Heineman, 1,168,500 shares for Mr. Immelt, 1,890,000 shares for Mr. Rogers and 2,182,500 shares for Mr. Wright. No director or executive officer owns more than one-tenth of one percent of the total outstanding shares, nor do all directors and executive officers as a group own more than one percent of the total outstanding shares.

2This column shows the individual’s total GE stock-based holdings, including the voting securities shown in the “Stock” column (as described in note 1), plus non-voting interests, including, as appropriate, the individual’s holdings of stock appreciation rights, restricted stock units, deferred compensation accounted for as units of GE stock, and stock options which will not become exercisable within 60 days.

3Includes the following numbers of shares over which the identified director or executive officer has shared voting and investment power but as to which he or she disclaims beneficial interest: Ms. Jung (975 shares); Mr. Larsen (7,500 shares); Ms. Lazarus (1,300 shares); and Mr. Warner (3,600 shares).

4Includes 1,540,264 shares over which there are shared voting and investment powers.

•    Board of Directors and Committees

Our board of directors currently consists of 17 directors, 11 of whom are independent directors under the requirements set forth in the proposed New York Stock Exchange listing rules. It is the board’s objective that at least two-thirds of the board should consist of independent directors. Our board’s governance principles, including its policies for determining director independence, are enclosed with this proxy statement in Appendix A at page 56. Any changes in these governance principles, or in other governance documents, will be reflected on the governance section of GE’s website at www.ge.com.

The board held 13 meetings during 2002. The average attendance by directors at scheduled board and committee meetings was over 92%. The four standing committees of the board are a nominating and corporate governance committee, a management development and compensation committee, an audit committee and a public responsibilities committee. It is our board’s policy that every member of the governance, compensation and audit committees should be an independent director. The charters and key practices of each of these committees are also available on the governance section of GE’s website at www.ge.com.

Nominating and Corporate Governance Committee.    Members of the nominating and corporate governance committee are directors Warner, who chairs the committee, Gonzalez, Jung, Lafley, Langone, Larsen, Lazarus and Sigler. This committee’s responsibilities include the selection of potential candidates for the board and the development and annual review of our governance principles. It will also annually review director compensation and benefits, and oversee the annual self-evaluations of the board and its committees. The committee also makes recommendations to the board concerning the structure and membership of the other board committees. This committee held three meetings during 2002. This committee will consider shareowner recommendations for candidates for the board sent to the Nominating and Corporate Governance Committee, c/o Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, CT 06828.

Management Development and Compensation Committee.    Members of the management development and compensation committee are directors Sigler, who is chairman of the committee, Gonzalez, Jung, Langone and Warner. This committee has two primary responsibilities: (1) to monitor our management resources, structure, succession planning, development and selection process as well as the performance of key executives; and (2) to review and approve executive compensation. It also administers the GE 1990 Long-Term Incentive Plan and the Incentive Compensation Plan. This committee met nine times during 2002. The committee’s responsibilities and policies are discussed more fully in its charter and key practices which are enclosed with this proxy statement in Appendix B at page 62, and discussed in its report to shareowners which begins on page 19.

Audit Committee.    The audit committee is comprised of directors Gonzalez, who chairs the committee, Cash, Fudge, Langone, Sigler, Swieringa and

Warner. This committee is primarily concerned with the accuracy and effectiveness of the audits of our financial statements by our internal audit staff and by our independent auditors. It’s duties include: (1) the selection of independent auditors; (2) reviewing the scope of the audit to be conducted by them, as well as the results of their audit; (3) approving non-audit services provided to the company by the independent auditor; (4) reviewing the organization and scope of our internal system of audit, financial and disclosure controls; (5) appraising our financial reporting activities, including our annual report, and the accounting standards and principles followed; and (6) conducting other reviews relating to compliance by employees with GE policies and applicable laws. There were seven meetings of the audit committee during 2002. The committee’s responsibilities are stated more fully in its charter and key practices which are enclosed with this proxy statement in Appendix C at page 66. The committee’s report required by SEC rules appears on page 32.

Public Responsibilities Committee.    The members of the public responsibilities committee are directors Nunn, who chairs the committee, Cash, Dammerman, Fudge, Immelt, Lazarus, Penske, Rogers and Wright. The purpose of the committee is to review and oversee our positions on corporate social responsibilities and public issues of significance which affect investors and other key GE stakeholders. The committee met once last year to review environmental compliance. Other issues within the jurisdiction of the committee, including the company’s position on legislative and regulatory matters, were discussed at meetings of the full board.

•    Non-employee Directors Compensation and Benefit Program in 2002

This section describes the compensation and benefit program in effect last year. Director compensation in 2002 consisted of an annual retainer of $75,000, meeting fees of $2,000 per meeting and 18,000 stock options which had an estimated value in December 2002 of about $168,000. As discussed in the next section, the board significantly restructured and simplified this program, effective January 1, 2003. It replaced the retainer payment, meeting fees and stock option grants with a combination of cash and deferred stock units having a value of $250,000, which is comparable to the director compensation in 2002.

Compensation.    In 2002, non-employee directors were paid an annual retainer of $75,000 plus a fee of $2,000 for each board meeting and for each board committee meeting attended. Half of any portion of the annual retainer that a director had not elected to defer was paid in GE stock. Directors could elect to defer all or a portion of the annual retainer and fees. At the director’s option, his or her account was credited with units accounted for as GE stock or the dollar amount of the deferral. Accounts were also credited with common stock dividend equivalents or interest equivalents based on the yield for long-term U.S. government bonds. Participants will receive payments from their account in cash, in either a lump sum or annual installments, after termination of board service. Non-employee directors were also paid a travel allowance for attendance at board meetings.

To further align the non-employee directors’ interests with the interests of the shareowners, the shareowners approved the 1996 Stock Option Plan for Non-Employee Directors in that year. The plan automatically provided yearly grants of options from 1997 through 2003 (with each grant becoming exercisable in four equal annual installments) to each non-employee director who was serving on the board at the time of such grant. Each annual grant was priced on the last trading day of January and permits the holder to purchase from GE up to 18,000 shares of GE’s common stock at the fair market value of such shares on the date the option was granted. Under the terms of the plan, a grant was made on January 31, 2002, at an exercise price of $37.15 per share. The options expire ten years after the date they were granted or at such earlier date as may be provided by the plan upon retirement, disability, death or other termination of service. In December 2002, each annual option grant from 1997 through 2002 had an estimated Black-Scholes value of about $168,000.

Retirement.    In 2001, the board of directors replaced the non-employee directors’ retirement program with a contingent stock unit award for directors who joined the board after the 2001 Annual Meeting. All non-employee directors elected to the board at the 2001 Annual Meeting were grandfathered under the old program so that, if they retired directly from the board at age 65 or older after at least five years of service, they could elect to receive either: (1) an annual retirement benefit for the lives of the director and eligible surviving spouse in the amount of the retainer fee in effect at retirement; or (2) a life insurance benefit in the amount of $450,000. All non-employee directors who were initially elected to the board after the 2001 Annual Meeting received a one-time contingent award of 5,000 GE restricted stock units, to be accounted for as GE stock including dividends, payable only if the director retires from the board at age 65 or older and after at least five years of service on the board.

Charitable Award.    As part of our overall support for charitable institutions, and in order to preserve our ability to attract directors with outstanding experience and ability, GE maintains a plan that permits each director to recommend up to five charitable organizations that would share in a $1 million contribution to be made by the company upon the director’s retirement or death. The directors do not receive any financial benefit from this program since the charitable deductions accrue solely to the company. The overall program does not result in a material cost to the company.

Matching Gifts.    To further GE’s support for charities, non-employee directors are able to participate in GE’s educational and more gifts-more givers programs on the same terms as GE’s senior officers. Under those programs, GE will match up to $100,000 a year in contributions by the director to an institution of higher education or other charity approved by the GE Fund.

Insurance.    GE has provided liability insurance for its directors and officers since 1968. ACE Insurance, XL Insurance and Berkshire Hathaway are the principal underwriters of the current coverage, which extends until June 11, 2003. The annual cost of this coverage is approximately $22.1 million. GE also provided each non-employee director with group life and accidental death insurance in the aggregate amount of $150,000.

•    Non-employee Directors Compensation and Benefit Program in 2003

In December 2002, the nominating and corporate governance committee recommended, and the board approved, an entirely new compensation and benefit program for non-employee directors, which became effective January 1, 2003. In developing its recommendations, the committee was guided by the following goals: compensation should fairly pay directors for work required in a company of GE’s size and scope; compensation should align directors’ interests with the long-term interests of shareowners; and the structure of the compensation should be simple, transparent and easy for shareowners to understand.

Compensation.    Under the new program, annual compensation of $250,000 will be paid to each non-employee director in four installments following the end of each quarter of service, 40% (or $100,000) in cash and 60% (or $150,000) in deferred stock units (DSUs). This will replace, and be comparable in value to, the old program of a $75,000 annual retainer, $2,000 fee for each board and committee meeting attended, and an annual grant of 18,000 stock options, which had an estimated value of about $168,000 when the board approved the new program. The board abolished meeting fees because attendance is expected at all scheduled board and committee meetings, absent exceptional cause. Each DSU will be equal in value to a share of GE stock, but will not have voting rights. DSUs will accumulate regular quarterly dividends which shall be reinvested in additional DSUs. The DSUs will be paid out in cash to non-employee directors beginning one year after they leave the board. Directors may elect to take their DSU payments as a lump sum or in equal payments spread out for up to ten years.

Additional compensation, equal to 10% of the $250,000 annual compensation, will be paid to directors serving on the audit committee or the management development and compensation committee. Directors serving on both committees will receive additional compensation equal to 20% of annual compensation. These additional payments of $25,000 for service on each committee are due to the workload and broad-based responsibilities of these two committees. These additional payments will be made in the same 40%-60% proportion between cash and DSUs, and will be payable in the same manner as the annual compensation. If they wish, non-employee directors may defer some or all of their cash payments in DSUs.

Stock Options.    Although the board considers stock options to be one extremely important element of incentive and retention compensation for senior executives and other key employees as part of a multi-faceted, multi-purpose approach to employee compensation, the board has determined not to recommend renewal of a stock option plan for non-employee directors to simplify directors’ compensation and because DSUs more closely align the directors’ interests with the long-term interests of shareowners. Also, in view of the new compensation program discussed above, the non-employee directors waived their right to receive a final grant under the old plan that would otherwise have been made on January 31, 2003. The board also determined that options that were previously granted to non-employee directors and that are still outstanding will be subject to the same holding period requirements as options held by senior executives. Specifically, like the employee directors and other senior executives, the non-employee directors will be required to hold for at least one year the net shares obtained from exercising stock options after selling sufficient shares to cover the exercise price and taxes.

Retirement Program.    As previously noted, the non-employee directors’ retirement program was terminated prospectively by the board in 2001. Effective January 1, 2003, the board also terminated the plan retroactively by replacing the grandfathered actuarial values that directors have under the program with DSUs having an equivalent value. The board did this to remove any possibility that a director’s conduct could appear to be influenced by a personal interest in remaining a director until retirement in order to qualify for retirement payments. Like the DSUs the directors receive as part of their annual compensation, these DSUs precisely track performance of GE stock, will accumulate dividends and will be payable beginning one year after the director leaves the board. The actuarial value of the grandfathered pension rights, as determined by an independent actuary, that were replaced with DSUs for the directors who had such rights, were: Cash ($167,955); Fudge ($147,095); Gonzalez ($506,341); Jung ($71,859); Langone ($424,331); Lazarus ($177,498); Nunn ($313,769); Penske ($446,817); Sigler ($578,360); and Warner ($178,056). For the same reason, the 5,000 restricted stock units granted to Messrs. Lafley, Larsen and Swieringa when they joined the board in 2002 have been converted to DSUs payable beginning one year after they leave the board.

Matching Gift and Charitable Award Programs.    The non-employee directors will continue to be eligible to participate in the matching gift and charitable award programs described above. However, to avoid any appearance that a director might be influenced by the prospect of receiving this benefit at retirement, the charitable award program was modified so that the award vests upon the commencement of board service and is no longer payable only upon a director’s retirement or death, but rather upon termination of service.

Insurance.    GE continues to provide liability insurance for its directors, as described above, but no longer offers life and accidental death insurance to them.

•    Certain Relationships and Related Transactions

This section discusses certain direct and indirect relationships and transactions involving the company and any director or executive officer. Given our size and diversity, the company has business relationships with many leading business and professional entities, and many of the most qualified candidates for the board often are associated with such entities. GE had established relationships with most of the entities noted below before the related director joined the board. Last year, the board adopted governance principles for determining whether a director would qualify as an independent director under the new, more restrictive rules proposed by the New York Stock Exchange. In accordance with those principles, which are set forth in section 4 of Appendix A at page 56, the board has determined that 11 of the 13 non-employee directors are independent directors. The board also determined that, in view of the relationships described below, Messrs. Nunn and Penske do not qualify as independent directors, but make extremely valuable contributions to the board and to the company by reason of their experience and wisdom.

Mr. Penske has an indirect financial interest in Penske Truck Leasing Co., L.P., a limited partnership formed in 1988 between a subsidiary of Penske Corporation and a subsidiary of GE Capital Corporation (GE Capital) in order to operate a truck leasing and rental business. In connection with a 1996 restructuring that increased GE Capital’s interest in the partnership from 50% to 79%, the Penske Corporation subsidiary will receive annual payments, declining from $11.3 million to $9.3 million over a ten-year period, with the majority of such payments contingent upon the partnership achieving certain revenue thresholds. GE Capital also extends acquisition and working capital loans and guarantees to the partnership, which totaled about $4.4 billion at the end of 2002. GE Capital provides this funding on the same terms as those extended to its operating subsidiaries.

Mr. Penske also has a direct financial interest in and controls Penske Capital Partners, LLC, which in 1997 entered into an investment agreement with GE Capital’s equity business and other investors. The agreement permitted GE Capital to invest up to $100 million of equity in transactions involving selected transportation-related companies in return for its agreement to pay Penske Capital Partners an annual fee of up to $1.5 million for evaluating and, as appropriate, managing such investments. GE Capital also agreed that, after it recovered its investments and received a preferred return on any such investments, Penske Capital Partners would then receive a 20% interest in the remaining profits from the GE Capital investments. During the term of this agreement, which expired in 2000, GE Capital invested a total of about $18 million in three transactions. The agreement was replaced by a revised investment agreement among the same investors which permits GE Capital to invest up to $67 million in return for its agreement to pay Penske Capital Partners an annual fee of up to $1 million. The term of the revised agreement was originally three years with annual termination options. All other significant terms remained the same. The revised agreement was terminated by the parties in June 2002. GE Capital invested $15 million in one equity transaction pursuant to the revised agreement prior to its termination. GE’s commercial finance business anticipates entering into a similar investment agreement with Penske Capital Partners, LLC.

GE has, for a number of years, used the services of the law firm of King & Spalding, in which Mr. Nunn is a partner, for a variety of matters. In the past, GE obtained brokerage services from Invemed Associates, LLC, of which Mr. Langone is chairman, president and chief executive officer and in which he holds a controlling ownership interest. GE and Invemed terminated this relationship in 2002 so that Mr. Langone would qualify as an independent director under the more restrictive rules proposed by the New York Stock Exchange. GE and its subsidiaries also have purchase, lease, finance, insurance and other transactions and relationships in the normal course of business with companies and organizations with which our directors are associated, but which are not sufficiently significant to be reportable. Mr. Wright’s son-in-law is employed by a GE subsidiary, where his compensation exceeds $60,000 annually. The company believes that all of these transactions and relationships during 2002 were on terms that were reasonable and in the best interest of the Company.

COMPENSATION COMMITTEE REPORT

Effective January 1, 2003, each member of our management development and compensation committee is an independent director as defined by proposed New York Stock Exchange rules. The board also requires members of this committee to meet the more stringent NYSE and SEC independence requirements for audit committee members. This committee adopted a new charter and key practices last year which are set forth in Appendix B of this proxy statement at page 62, and published on the governance section of the GE website at www.ge.com. We discuss below our policies for compensating our executives and a number of other steps we took last year to strengthen the alignment of their interests with the long-term interests of investors and other stakeholders.

•    Compensation Policies for Executive Officers

Our main compensation responsibility is to incentivize and reward superior executive performance that will create long-term investor value—and to encourage executives who deliver that performance to remain with GE and to continue that level of performance. We approve all of the policies under which compensation is paid or awarded to our executive officers—the chief executive officer, the vice chairmen and the senior vice presidents. We individually review the performance of these top executives. We review every compensation action relating to them, and we regularly oversee and evaluate the effectiveness of our executive compensation program in hiring, motivating and retaining other key employees.

Each element of the program serves a somewhat different purpose. We provide a combination of compensation elements that enables us to attract, incentivize, reward and retain executives of superior ability who are dedicated to the long-term interests of our investors. The basic elements of our executive compensation program are:

Salary and bonus.    Salary is paid for ongoing performance throughout the year. Bonuses are paid in February for prior year performance and are based upon our evaluation of each executive officer’s individual performance in the prior year, in the context of our assessment of the overall performance of the company and the executive’s business unit. This includes an assessment of the executive’s contribution to the achievement of financial performance and other key goals we established for the company during the performance year. The salaries and bonuses we paid to our five most highly paid executive officers for the past three years are shown in the table on page 26.

Stock options.    We consider stock options, when used with an appropriate holding period, to be an extremely effective incentive for executive officers and other key employees. Stock options also encourage executives to remain with GE because they vest over a period of years. The executive receives gains only when the stock rises for all shareowners. The number of stock options granted to our five most highly paid executive officers, and the value of the awards, are shown in the table on page 25.

Each stock option permits the executive, generally for a period of ten years, to purchase one share of GE stock from the company at the market price of GE stock on the date of grant. Stock options granted last year will become exercisable in five equal annual installments. Stock options granted before last year generally become exercisable in two equal installments, three and five years after they were granted.

Restricted stock units (RSUs).    We generally grant RSUs to our executive officers every three years, but more frequently on occasion. Each RSU entitles the executive to receive regular quarterly payments from the company equal to the quarterly dividend on GE stock. Also, provided the executive is still employed by GE when the restrictions expire, the executive will receive one share of GE stock from the company in exchange for each RSU. RSUs vest for executives who remain with the company over a longer time horizon than stock options. In the past, the restrictions on 25% of most RSUs lapsed three years after grant, an additional 25% lapsed in seven years and the remaining 50% lapsed at retirement. We changed that schedule for most of the RSUs we granted in 2002 so that 25% of the restrictions lapse after three, five and ten years, with the final 25% lapsing at retirement. RSUs provide strong incentives for superior performance and continued service because unvested RSUs are forfeited if the executive leaves GE prior to the lapse of restrictions. The market value on the date granted of RSUs awarded in the last three years to the five most highly paid executive officers is shown in the table on page 27.

Contingent long-term performance awards.    We also periodically grant contingent long-term performance awards to select operating managers and executives. These awards are based on the attainment of specific financial measurements over a three-year period which are designed to enhance long-term share-owner value. We granted such awards in 1994, 1997, 2000, and again this year. The table on page 27 shows the amounts paid this year under the 2000 award to our five most highly paid executive officers, and we discuss that award and the new award we made this year on page 28.

•    Key Executive Compensation Actions Last Year

All stock option, RSU and contingent long-term performance awards are made under the GE 1990 Long-Term Incentive Plan, which shareowners approved in 1990 and again in 1997. The plan limits total annual awards to less than 1% of issued shares. Historically, the committee has only awarded about half of the authorized amount.

Last September, in order to help demonstrate the alignment of the personal interest of senior executives with your interests, we established the following stock ownership requirements, as a multiple of the executive’s base salary, that must be held by senior executives:

Position	Multiple	Time to Attain
CEO	6X	3 years
Vice Chairmen	5X	4 years
Senior VPs	4X	5 years

The number of shares of GE stock that must be held is determined by multiplying the executive’s annual base salary rate in September 2002, when the requirement was adopted by the board, by the applicable multiple shown above and dividing the result by the average closing price of our stock during the immediately preceding 12 months. The number of shares to be held will only change if the executive is promoted into a higher position.

At the same time, we decided that senior executives should be required to hold for at least one year the net shares of our stock that they receive by exercising stock options. For this purpose, “net shares” means the number of shares obtained by exercising the option, less the number of shares the executive sells to: (a) cover the exercise price of the options; and (b) to pay the company withholding taxes. This requirement applies to the CEO, the vice chairmen, and the senior vice presidents of the company.

Every three years since 1987, we have provided a salary deferral plan for certain top managers and executives as an additional incentive for them to remain with the company. In addition, since 1995, we have offered such plans annually to our five most highly paid executives because the company would otherwise be unable to obtain a federal tax deduction for their salary over $1 million. As disclosed in prior proxy statements, all the plans pay above-market interest rates on the deferred amounts. However, to receive that interest rate, the executive generally must remain employed by the company for at least four years following the deferral, or retire after a full year of deferral. We continue to believe that the broad-based plans, which are offered every three years, help us retain key managerial talent, and last year approved a plan allowing approximately 4,000 of our top managers and executives, including our five most highly paid executive officers, to defer up to 50% of their base salary in 2003 and receive a 9 1/2% interest rate provided they satisfy the continued employment requirement. However, we have also decided to treat all of our executives on a consistent basis under these plans, which is an objective shared by investors, and will therefore no longer offer such plans to our five most highly paid executives on an annual basis even though their annual salary over $1 million will not be deductible by the company for federal tax purposes. Furthermore, the current five most highly paid executives have agreed not to participate in any future broad-based, above-market rate salary deferral plans.

Last July, we recommended, and our full board approved, the policy of expensing stock options to respond to investor views that this would improve the transparency of our financial statements. During 2002, we also reaffirmed our long-standing policy of prohibiting repricing of stock options.

•    Factors We Considered in Making Specific Compensation Decisions

As in prior years, all of our judgments regarding executive compensation last year were primarily based upon our assessment of each executive officer’s leadership performance and potential to enhance long-term shareowner value. We rely upon judgment, not upon rigid guidelines or formulas, or short term changes in our stock price, in determining the amount and mix of compensation elements for each executive officer.

Key factors affecting our judgments included the nature and scope of the executive officers’ responsibilities, their effectiveness in leading our initiatives to increase customer value, productivity and growth, and their success in creating a culture of unyielding integrity and compliance with applicable law and our ethics policies. We also considered the compensation levels and performances of a comparison group of major companies that are most likely to compete with us for the services of executive officers.

Based upon all the factors we considered relevant, and in light of our strong financial and operating performance in an extraordinarily challenging global economic environment, we believe it was in your best long-term interest to set the overall level of our salary, bonus and other incentive compensation awards above the average of companies in the comparison group. Quite simply, we continue to believe that the quality and dedication of our executive leaders is a critical factor affecting the long-term value of our company. Therefore, we continue to try to maintain an executive compensation program that will attract, motivate and retain the highest level of executive leadership possible.

Our decisions concerning the specific 2002 compensation elements for individual executive officers, including the chief executive officer, were made within this framework. We also considered each executive officer’s level of responsibility, performance, current salary, prior-year bonus and other compensation awards. As noted above, in all cases our specific decisions involving 2002 executive officer compensation were ultimately based upon our judgment about the individual executive officer’s performance and potential future contributions—and about whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareowner value.

•    Basis for Chief Executive Officer Compensation

For 2002, we paid Mr. Immelt $3,000,000 in salary, which is the annual salary rate that has been in effect for him since April 2001. Mr. Immelt has agreed to forego any consideration of an increase in his base salary rate at least until he has satisfied the stock ownership requirement described on page 21. We also paid him a cash bonus of $3,900,000 for 2002, an 11.4% increase over his bonus for 2001.

We considered this level of pay and bonus appropriate for the following reasons: his role in leading us to solid financial results in an extremely challenging global economic environment; his commitment for the company to be a leader in integrity, transparency and corporate governance at a time of convulsive change in business regulation and investor expectations; and his commitment to shaping an agenda to enhance long-term investor value by accelerating profitable growth, by increasing our use of technology to create value for our customers, by ensuring the company has a strong capital structure, by reorganizing our financial services businesses to increase transparency and effective management for growth in key financial sectors, and by focusing our quality and digitization initiatives on strengthening customer relationships.

We are also taking steps to link his pay more closely to company performance and align his interest more directly with the longer-term interests of shareowners. Last year, we granted Mr. Immelt 20,000 RSUs, which will vest in five equal annual installments, in lieu of an increase in his base salary rate. We also granted Mr. Immelt 1,000,000 stock options, 200,000 less than in 2001, which vest in equal installments over five years. We believe that stock options, when used judiciously and coupled with our requirement that any net gains be held in GE stock for at least a year after exercise, can be an extremely effective incentive for superior performance leading to long-term shareowner value.

In addition, in March 2003, Mr. Immelt will receive a payment of $6,698,900 under the 2000-2002 contingent long-term performance incentive award described on page 28 below. He has elected to receive the net payment, after tax withholding, in GE stock, which he will hold as long as he continues to be CEO. Given his current stock holdings, Mr. Immelt will have reached about 75% of his stock ownership requirement described on page 21 following this long-term award payment in GE stock.

•    Broad-Based Employee Stock Option Program

Over 45,000 employees below the executive officer level have been awarded one or more stock option grants under a broad-based stock option program initiated in 1989. Last year we granted nearly 25,000,000 options under this program to over 20,000 employees. This program is an increasingly vital element of our drive to identify, develop and motivate the high-potential leaders who will sustain our outstanding performance far into the 21st century. It also reinforces in the company the entrepreneurial environment and spirit of a small company by providing real incentives for these employees to sustain and enhance GE’s long-term performance. The committee believes that the superior performance of these individuals will contribute significantly to GE’s future success.

•    Compensation Committee Interlocks and Insider Participation

During 2002, the following directors served on the management development and compensation committee: Andrew C. Sigler (chairman), Claudio X. Gonzalez, Silas S. Cathcart, Kenneth G. Langone, Gertrude G. Michelson, Sam Nunn, Roger S. Penske and Frank H. T. Rhodes. Mr. Cathcart served as a member of the committee from 1977 to 1987 and from 1992 until his retirement last year, except for the period during 1987 to 1989 when he served as Chairman and CEO of Kidder, Peabody Group Inc., a former operating subsidiary of the company. During 2002, Dr. Rhodes and Ms. Michelson also retired from the board. Effective January 1, 2003, Andrea Jung and Douglas A. Warner III, who

are independent directors, joined the committee. On the same date, Messrs. Nunn and Penske stepped down from the committee due to a new board requirement, which they strongly endorsed, that members of the committee should not be associated with entities which have material business relationships with, or provide services to, GE.

The foregoing report on executive compensation for 2002 is provided by the following directors, who constituted the management development and compensation committee at the end of 2002:

Andrew C. Sigler (Chairman)	Sam Nunn
Claudio X. Gonzalez	Roger S. Penske
Kenneth G. Langone

STOCK OPTIONS AND SARs

As discussed in the Compensation Committee Report beginning on page 19, stock options were granted in 2002 as incentives for superior performance that should create long-term shareowner value. Each stock option permits the employee, generally for a period of ten years, to purchase one share of GE stock from the company at the market price of GE stock on the date of grant.

The tables on the next page provide information on stock options granted last year, and on previously granted stock options and stock appreciation rights (SARs) exercised by the five most highly paid executive officers during 2002, as well as information on their SAR and stock option holdings at the end of 2002. SARs expire ten years after the date of grant and permit the executive officer to receive an amount of cash, before tax, equal to the difference between the grant price of the SAR (which is equal to the closing price of our stock on the date of grant) and the highest closing price of our stock during a ten-business-day period, beginning on the third business day following the public release of the company’s quarterly summary statement of sales and earnings in which the SAR is exercised.

STOCK OPTIONS GRANTED IN 2002

	Individual Grants				Grant Date Value
Name of Executive	Number of Options Granted	% of Total Options Granted	Base Price Per Share	Expiration Date	Grant Date Present Value[2] $
Jeffrey R. Immelt	1,000,000	2.1%	$27.0500	9/13/2012	$8,480,000
Dennis D. Dammerman	850,000	1.8%	$27.0500	9/13/2012	$7,208,000
Robert C. Wright	625,000	1.3%	$27.0500	9/13/2012	$5,300,500
Benjamin W. Heineman, Jr.	210,000	0.5%	$27.0500	9/13/2012	$1,780,800
Gary L. Rogers	450,000	1.0%	$27.0500	9/13/2012	$3,816,000
All Optionees	46,610,350	100.0%	$27.3112	(1)

1 Options expire on various dates during the year 2012. Exercise price shown is an average of all grants.

2 These estimated hypothetical values are based on a Black-Scholes option pricing model in accordance with SEC rules. We used the following assumptions in estimating these values: potential option term, 10 years; risk free rate of return, 3.38%; expected volatility, 33.75%; and expected dividend yield, 2.74%.

AGGREGATED SARs/STOCK OPTIONS EXERCISED

IN 2002, AND DECEMBER 31, 2002 SAR/OPTION VALUE

Exercised in 2002			Unexercised at December 31, 2002
Name of Executive	Number of SARs/ Options	$ Value Realized	Number of SARs/Options		Value of SARs/Options[1]
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey R. Immelt	35,000[2]	$950,250	1,168,500	3,072,500	$9,693,388	$0
Dennis D. Dammerman	0	0	1,632,499	2,907,500	$10,895,237	$0
Robert C. Wright	0	0	2,182,500	2,187,500	$19,022,061	$0
Benjamin W. Heineman, Jr.	0	0	1,335,000	802,500	$13,884,923	$0
Gary L. Rogers	0	0	1,890,000	1,470,000	$18,240,804	$0

1 SAR and option values are based upon the difference between the grant prices of all SARs and options awarded in 2002 and prior years and the December 31, 2002 closing price for the company’s stock of $24.35 per share.

2 Mr. Immelt exercised this award at the end of its 10-year term and held the net proceeds in GE stock.

SUMMARY COMPENSATION TABLE

Annual Compensation

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation[1,2]	Total Annual Compensation
Jeffrey R. Immelt	2002	$3,000,000	$3,900,000	$49,093	$6,949,093
Chairman of the Board and	2001	2,750,000	3,500,000	113,600	6,363,600
Chief Executive Officer	2000	1,000,000	2,500,000	113,904	3,613,904
Dennis D. Dammerman	2002	$2,100,000	$4,650,000	$25,539	$6,775,539
Vice Chairman of the Board	2001	1,900,000	4,200,000	72,527	6,172,527
and Executive Officer	2000	1,733,333	3,500,000	20,678	5,254,011
Robert C. Wright	2002	$2,229,167	$4,300,000	$111,698	$6,640,865
Vice Chairman of the Board	2001	2,000,000	3,725,000	58,639	5,783,639
and Executive Officer	2000	1,766,667	3,100,000	142,365	5,009,032
Benjamin W. Heineman, Jr.	2002	$1,350,000	$2,580,000	$102,298	$4,032,298
Senior Vice President,	2001	1,250,000	2,225,000	65,714	3,540,714
General Counsel and Secretary	2000	1,175,000	1,900,000	71,114	3,146,114
Gary L. Rogers	2002	$1,533,333	$2,000,000	$47,730	$3,581,063
Vice Chairman of the Board	2001	1,391,304	1,800,000	92,810	3,284,114
and Executive Officer	2000	1,116,667	1,500,000	179,161	2,795,828

Notes:

1 This column includes the aggregate incremental cost to the company of providing perquisites and personal benefits to the named executive officers for each of the last three years. The amounts reported in this column for 2002, which represent at least 25% of the total amount reported for 2002, are: financial counseling for Mr. Immelt ($30,654), Mr. Wright ($65,880), Mr. Heineman ($33,120) and Mr. Rogers ($13,500) and leased car for Mr. Immelt ($17,445), Mr. Dammerman ($25,539) and Mr. Rogers ($26,482). The amounts also include the following incremental costs for personal use of company aircraft by the named executive before the executive became subject to the company’s security program requirements described below in footnote 2, or for personal use of company aircraft by members of the executive’s family:  Mr. Immelt ($58,238 in 2001 and $81,418 in 2000); Mr. Wright ($16,289 in 2001 and $56,868 in 2000); and Mr. Rogers ($74,666 in 2001 and $164,355 in 2000). The amounts included in this column for personal use of company aircraft by Mr. Heineman are $52,932 in 2002, $28,177 in 2001 and $33,149 in 2000. The amounts reported in this column for 2001 and 2000 differ somewhat from the amounts reported in prior proxy statements because in 2002 the company changed the period for which it reported costs for personal use of company aircraft and leased cars from a 12-month period ending October 31, to a 12-month calendar-year period ending December 31, and recast prior years so that amounts were reported on a consistent basis.

2 GE, pursuant to an executive security program established by the management development and compensation committee of the board of directors, requires the current chairman and vice chairmen to use company aircraft for personal as well as business travel. The committee requires the company to provide these security services for the company’s benefit rather than as a personal benefit or perquisite for the executives. Although GE believes the costs of these services are a business expense and has not included them in the column on Other Annual Compensation, we are voluntarily reporting the following

Long-Term Compensation				All Other Compensation
Awards		Payouts	Payments Relating to Employee Savings Plan[5]	Earnings on Deferred Compen- sation[6]	Value of Supplemental Life Insurance Premiums[7]	Total
Restricted Stock Units[3]	Number of Stock Options	LTIP Payouts[4]
$525,000	1,000,000	$6,693,300	$166,250	$39,837	$64,877	$270,964
—	1,200,000	—	140,000	27,643	54,554	222,197
15,000,000	550,000	—	56,000	18,168	46,272	120,440
—	850,000	$5,925,400	$147,000	$227,644	$126,563	$501,207
—	1,012,500	—	127,750	161,212	97,504	386,466
$13,093,750	550,000	—	109,650	107,696	82,457	299,803
—	625,000	$10,672,100	$78,000	$302,269	$143,289	$523,558
—	750,000	—	70,050	230,966	115,888	416,904
$10,475,000	400,000	—	61,850	149,649	99,135	310,634
—	210,000	$3,095,200	$86,150	$158,847	$74,539	$319,536
—	262,500	—	77,050	123,060	65,681	265,791
$2,095,000	150,000	—	68,425	90,165	61,108	219,698
—	450,000	$4,424,800	$85,200	$119,508	$65,260	$269,969
—	525,000	—	74,950	106,019	54,286	235,255
$3,928,125	225,000	—	59,850	72,214	46,301	178,365

incremental costs of these services in this footnote: Mr. Immelt ($119,191 in 2002 and $62,705 in 2001); Mr. Dammerman ($391,706 in 2002, $385,208 in 2001 and $293,580 in 2000); Mr. Wright ($138,813 in 2002, $112,378 in 2001 and $16,073 in 2000); and Mr. Rogers ($154,301 in 2002 and $39,031 in 2001).

3 This column shows the market value of restricted stock unit (RSU) awards on date of grant. The management development and compensation committee periodically grants restricted stock or RSUs to executives of the company. The aggregate holdings and market value of restricted stock and RSUs held on December 31, 2002, by the individuals listed in this table, are: Mr. Immelt, 740,888 shares or units/$18,040,623; Mr. Dammerman, 1,196,620 shares or units/$29,137,697; Mr. Wright, 1,380,383 shares or units/$33,612,326; Mr. Heineman, 617,023 shares or units/$15,024,510; and Mr. Rogers, 715,302 shares or units/$17,417,604. The restrictions on most of these shares and units lapse on a scheduled basis over the executive officer’s career, or upon death, with the restrictions on 25% of the units generally scheduled to lapse three and seven years after the date of grant, and the restrictions on the remaining 50% scheduled to lapse at retirement. Regular quarterly dividends or dividend equivalents are paid on restricted stock and RSUs held by these individuals.

4 These amounts represent the estimated dollar value of payouts pursuant to the contingent long-term performance incentive awards granted in 2000, as discussed on page 28.

5 These amounts represent company payments of 3.5% of eligible pay made in connection with the company’s Savings and Security Program.

6 This compensation represents the difference between market interest rates determined pursuant to SEC rules and the 10% to 14% interest contingently credited by the company on salary deferred by the executive officers under various salary deferral plans in effect between 1987 and 2002. Under all such plans, the executive officers generally must remain employed by the company for at least four years following the deferrals, or retire after a full year of deferral, in order to obtain the stated interest rate.

7 This column includes the estimated dollar value of the company’s portion of insurance premium payments for supplemental split-dollar life insurance provided to company officers prior to enactment of the Sarbanes-Oxley Act on July 30, 2002. GE will recover all split-dollar premiums paid by it from the policies. The estimated value is calculated, in accordance with SEC rules, as if the 2002 premiums were advanced to the executive officers without interest until the time the company expects to recover its premium payments. This column also includes taxable payments made to executives to cover premiums for a universal life insurance policy owned by the executive, which is provided to over 4,400 of the company’s executives, including the named executives.

CONTINGENT LONG-TERM PERFORMANCE INCENTIVE AWARDS

•    Payout of 2000-2002 Award

As reported in the 2000 proxy statement, the management development and compensation committee granted a contingent long-term performance award to select executives in that year. The awards would be payable in 2003 if the company met certain financial performance goals set by the committee for the three years from 2000 to 2002. As shown in the table on the next page, our average operating margin rate, average return on total capital and cash flow growth rate excluding progress collections for the three years from 2000 through 2002 exceeded the threshold financial performance goals the committee set in 2000. GE’s earnings per share fell short of the committee’s threshold goal because of the charge for increasing ERC reserves in the fourth quarter of 2002, and no payout was made with respect to that measurement. Nonetheless, even with the ERC charge, GE’s EPS grew at an average rate of 12% during the three-year award period. This exceeded the EPS performance of the S&P 500, where EPS declined from the end of 1999 through the third quarter of 2002, the last period for which data are available.

Because the company exceeded the committee’s threshold goals in two of the four measurements, and the target goal in one of the four measurements, payments of about $165,000,000 will be made in March 2003 in cash or stock to the 355 select executives who received these awards. These payments aggregate less than 50% of the total aggregate payments that would have been made if the company had met all of the maximum performance goals that had been set by the committee. The value of this payout to the named executive officers is shown in the “LTIP Payouts” column of the Summary Compensation Table on page 27. Payments to the CEO and the vice chairmen were based in part on the performance of the specific business units they headed during some or all of the award period. As noted in the Compensation Committee Report above, Mr. Immelt has elected to receive his payout in GE stock to be credited towards his stock ownership requirement described on page 21. The other named executives have already satisfied their stock ownership requirement. The committee believes that the incentives provided by these awards contributed to our financial and operating performance for this three-year period, during which we achieved solid financial results in an increasingly difficult environment.

2000-2002 Goals and Actual Performance

	Goals			Actual Performance
Measurement	Threshold	Target	Maximum
Earnings Per Share Growth	14%	15%	16%	12.2%
Operating Margin Rate	18%	19%	20%	19.3%
Cash Flow Growth (Ex. Progress)	14%	15%	16%	14.9%
Return on Total Capital	25.5%	26.5%	27.5%	26.2%

•    Terms of 2003-2005 Award

In February 2003, the management development and compensation committee granted new long-term contingent performance incentive awards to select executives for the 2003-2005 period to provide a continued emphasis on specified financial performance goals which the committee considers to be important contributors to long-term shareowner value. The awards will only be payable if the company achieves, on an overall basis for the three-year 2003-2005 period, specified goals for one or more of the following four measurements, all as adjusted by the committee to remove the effects of unusual events and the effect of pensions on income: average earnings per share growth rate; average revenue growth rate; average return on total capital; and cumulative cash generated. The use of the average revenue growth rate measurement is contingent on future shareowner approval, which the company currently expects to request before the award would be payable in 2006. The new awards will be subject to forfeiture if the executive’s employment terminates for any reason other than disability, death, or retirement before December 31, 2005.

The following table shows the multiple of the named executives’ salary rate in effect and the annual bonus awarded in February 2003 that would be payable in 2006 under these awards if the company precisely attained the threshold, target, or maximum goals set by the committee for all applicable performance measurements.

Potential Payments in 2006 as a Multiple of

Salary and Annual Bonus at February 2003

Name of Executive	Performance Period	Threshold Payment	Target Payment	Maximum Payment
Jeffrey R. Immelt	1/03-12/05	1x	2x	2.5x
Dennis D. Dammerman	1/03-12/05	1x	2x	2.5x
Robert C. Wright	1/03-12/05	1x	2x	2.5x
Benjamin W. Heineman, Jr.	1/03-12/05	1x	2x	2.5x
Gary L. Rogers	1/03-12/05	1x	2x	2.5x

Each measurement is weighted equally, and payments will be made for achieving any of the three goals (threshold, target or maximum) for any of the four measurements. For example, the executives in the table above would receive only one-quarter of the threshold payment if the company met at the end of the three-year period only a single threshold goal for a single measurement. Also, payments will be prorated for performance that falls between goals.

FIVE-YEAR PERFORMANCE GRAPH: 1998 – 2002

Comparison of Five-Year Cumulative Total Return Among GE, S&P 500 and Dow Jones Industrial Average (DJIA)

The annual changes for the five-year period shown in the graph on this page are based on the assumption that $100 had been invested in GE stock and each index on December 31, 1997, as required by SEC rules, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2002.

RETIREMENT BENEFITS

Employees are generally eligible to retire with unreduced benefits under company retirement plans at age 60 or later, and with social security benefits at age 62 or later. The approximate annual retirement benefits provided under company retirement plans and social security for GE employees in higher salary classifications retiring directly from the company at age 62 or later are shown in the table below.

Estimated total annual retirement benefits under the GE Pension Plan, the GE Supplementary Pension Plan, the GE Excess Benefit Plan and Social Security

Earnings credited for retirement benefits	Years of service at retirement
	20	25	30	35	40
$3,000,000	$1,061,957	$1,323,261	$1,584,566	$1,800,000	$1,800,000
3,500,000	1,236,957	1,542,011	1,847,066	2,100,000	2,100,000
4,000,000	1,411,957	1,760,761	2,109,566	2,400,000	2,400,000
4,500,000	1,586,957	1,979,511	2,372,066	2,700,000	2,700,000
5,000,000	1,761,957	2,198,261	2,634,566	3,000,000	3,000,000
5,500,000	1,936,957	2,417,011	2,897,066	3,300,000	3,300,000
6,000,000	2,111,957	2,635,761	3,159,566	3,600,000	3,600,000
6,500,000	2,286,957	2,854,511	3,422,066	3,900,000	3,900,000
7,000,000	2,461,957	3,073,261	3,684,566	4,200,000	4,200,000
7,500,000	2,636,957	3,292,011	3,947,066	4,500,000	4,500,000

Note: The amounts shown above are applicable to employees retiring in 2003 at age 62.

Amounts shown as “earnings credited for retirement benefits” in this table represent the average annual covered compensation paid for the highest 36 consecutive months out of the last 120 months prior to retirement. For 2002, covered compensation for the individuals named in the table on page 26 is the same as the total of their salary and bonus amounts shown in that table. As of February 14, 2003, the GE executive officers listed had the following years of credited service with the company:  Mr. Immelt, 20 years; Mr. Dammerman, 35 years; Mr. Wright, 34 years; Mr. Heineman, 15 years; and Mr. Rogers, 37 years. The approximate annual retirement benefits provided under company retirement plans are payable in fixed monthly payments for life, with a guaranteed minimum term of five years.

AUDIT COMMITTEE REPORT

The audit committee of our board of directors is comprised of the seven directors named below. Each member of the committee is an independent director as defined by the proposed New York Stock Exchange rules. In addition, our board of directors has determined that Robert J. Swieringa, as defined by SEC rules, is both independent and an audit committee financial expert. Last year, we revised our written charter, which was then approved by our board of directors. The revised charter, and the committee’s key practices, are enclosed with this proxy statement as Appendix C at page 66. Any changes in the charter or key practices will be reflected on the governance section of the GE website at www.ge.com.

We have reviewed and discussed the company’s audited financial statements with management, which has primary responsibility for the financial statements. KPMG LLP, our company’s independent auditor for 2002, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with KPMG that firm’s independence. The committee also concluded that KPMG’s provision of non-audit services, as described in the next section, to GE and its affiliates is compatible with KPMG’s independence. The committee also met with the company’s disclosure committee, which is responsible for evaluating the fairness of our financial disclosures.

Based on the considerations referred to above, the committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for 2002 and that KPMG be appointed independent auditors for the company for 2003. The foregoing report is provided by the following independent directors, who constitute the committee:

Claudio X. Gonzalez (Chairman)	Andrew C. Sigler
James I. Cash, Jr.	Robert J. Swieringa
Ann M. Fudge	Douglas A. Warner III
Kenneth G. Langone

INDEPENDENT AUDITORS

In addition to retaining KPMG LLP to audit our consolidated financial statements for 2002, GE and its affiliates retained KPMG and many other accounting and consulting firms to provide advisory, auditing, and consulting services in 2002. We understand the need for KPMG to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of KPMG, our audit committee has restricted the non-audit services that KPMG may provide to us primarily to tax services and merger and acquisition due diligence and audit services, and determined that we would obtain non-audit services from KPMG only when the services offered by KPMG are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding. These determinations are among the key practices adopted by the audit committee, effective January 1, 2003, which are set forth in Appendix C at page 66.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by KPMG after January 1, 2003. Specifically, the committee pre-approved the use of KPMG for the following categories of non-audit service: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the company requests KPMG to undertake to provide assurances on matters not required by laws or regulations. In each case, the committee also set a specific annual limit on the amount of such services which the company would obtain from KPMG, and required management to report the specific engagements to the committee on a quarterly basis, and also obtain specific pre-approval from the committee for any engagement over $500,000.

The aggregate fees billed for professional services by KPMG in 2002 and 2001 for these various services were:

Type of Fees	2002	2001
	($ in millions)
Audit Fees	$38.7	$24.1
Audit-Related Fees	23.3	12.2
Tax Fees	21.2	17.5
All Other Fees	6.1	6.8

Total	$89.3	$60.6

In the above table, in accordance with new SEC definitions and rules which GE elected to adopt for this year’s proxy statement, “audit fees” are fees GE paid KPMG for professional services for the audit of GE’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed by KPMG for assurance and related services that are reasonably related to the performance of the audit or review of GE’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees billed by KPMG to GE for any services not included in the first three categories.

Our audit committee has adopted restrictions on our hiring of any KPMG partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The committee also requires key KPMG partners assigned to our audit to be rotated at least every five years. These requirements, and other key practices adopted by the audit committee are set forth in Appendix C at page 66.

•     APPOINTMENT OF INDEPENDENT AUDITORS

KPMG LLP have been recommended by the audit committee of the board for reappointment as our independent auditors. KPMG LLP were our independent auditors for the year ended December 31, 2002. The firm is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Subject to your approval, the board of directors has appointed KPMG LLP as our independent auditors for the year 2003.

KPMG representatives are expected to attend the 2003 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareowner questions.

Our board of directors recommends a vote for the following proposal:

Resolved that the appointment by the Board of Directors of the firm of KPMG LLP, Stamford Square, Stamford, Connecticut, as Independent Auditors for the Company for the year 2003 is hereby approved.

SHAREOWNER PROPOSALS

Some of the following shareowner proposals contain assertions about GE that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, we have recommended a vote on these proposals for broader policy reasons as set forth following each proposal. Share holdings of the various shareowner proponents and, where applicable, names and addresses of filers and co-filers, will be supplied upon oral or written request.

•     Shareowner Proposal No. 1

Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, has notified us that she intends to present the following proposal at this year’s meeting: “Resolved: That the stockholders of General Electric, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

“Reasons: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 1,796,777,095 shares, representing approximately 30.5% of shares voting, voted FOR this proposal.

“If you agree, please mark your proxy FOR this resolution.”

Our board of directors recommends a vote against this proposal.

Like most major corporations, we provide that each share of common stock shall be entitled to one vote for each nominee for director. This procedure ensures that each director is elected by shareowners representing a majority of all shares voted. It has served us well. The proposal would alter this procedure and permit shareowners representing less than a majority of all shares to elect a director. Because each director oversees the management of the company for the benefit of all shareowners, we believe that changing the current voting procedure would not be in the best interests of all shareowners and therefore recommend a vote against the proposal.

•     Shareowner Proposal No. 2

The IUE-CWA Employee’s Pension Plan, 1275 K Street, N.W., Suite 600, Washington, D.C. 20005-4064, and other filers have notified us that they intend to submit the following proposal at this year’s meeting: “General Electric is one of the world’s most transnational corporations and its international operations and sourcing arrangements expose the company to a variety of risks. GE operates or has business relationships in a number of countries, including China, Mexico, Malaysia, and Saudi Arabia where, accord-

ing to sources such as the U.S. State Department, Amnesty International, and Human Rights Watch, human rights, including internationally recognized labor rights, are not adequately protected by law and/or public policy. This proposal is designed, therefore, to manage the risk of being a party to human rights violations in the workplace.

“The success of many GE businesses depends on consumer and governmental good will. Since brand name is one of the Company’s most significant assets, the Company would benefit from adopting and enforcing a code of conduct that would ensure that it is not associated with human rights violations in the workplace. This proposal would protect the company’s brand name and/or its relationship with its customers and the numerous governments under which the company operates and with which it does business.

“In light of recent corporate scandals and abuses, institutional investors are increasingly concerned with the impact of company workplace practices on shareholder value. At least eighteen of the world’s largest pension funds and institutional investors have adopted responsible contractor and workplace practice guidelines. The adoption of such a code of conduct would increase attractiveness to the institutional investor community.

“Resolved: The shareholders urge the Board of Directors to adopt, implement, and enforce the workplace code of conduct as based on the International Labor Organization’s (ILO) Conventions on workplace human rights, and including the following principles:

1.    All workers have the right to form and join trade unions and to bargain collectively. (ILO Convention 87 and 98)

2.    Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3.    There shall be no discrimination or intimidation in employment. GE shall provide equality of opportunity and treatment regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Convention 100 and 111)

4.    Employment shall be freely chosen. There shall be no use of force, including bonded or voluntary prison labor. (ILO Convention 29 and 105)

5.    There shall be no use of child labor. (ILO Convention 138)

“The shareholders urge the Board of Directors to issue an annual report on the status of Company’s adoption, implementation and enforcement of the above-stated code.”

Our board of directors recommends a vote against this proposal.

GE is committed to operating in every country where we do business in full compliance with all applicable laws. We have also adopted and implemented a global code of conduct and detailed compliance requirements which apply to all our employees around the world and which cover a variety of matters, including fair treatment of employees. We have also implemented a substantial and ongoing global education effort to assure that employees and managers understand both the spirit and letter of these requirements. We have also established a global, multi-language network of helplines and ombudspersons so that employees can raise concerns and have them promptly addressed with care and respect. Therefore, our board believes that the code of conduct suggested in the proposal is not necessary and recommends a vote against the proposal.

•     Shareowner Proposal No. 3

Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, CA 94111-1024, and other filers have notified us that they intend to submit the following proposal at this year’s meeting:

“Whereas:  The Environmental Protection Agency has stated that electricity generation is responsible for 40% of man-made carbon dioxide, the leading greenhouse gas, as well as 25% of nitrous oxides, 67% of sulfur dioxide, and 34% of mercury emitted annually nationwide. (2000)

“The Intergovernmental Panel on Climate Change has found ‘new and stronger evidence that most of the warming observed over the last 50 years is attributed to human activity.’ (IPCC, 2001):

“Growing evidence indicates that environmental damage from fossil fuel burning will be major and worldwide. Threats to human health and habitats include (IPCC, 2001):

–	widespread increase in the risk of floods inundating the homes of tens of millions of people, resulting in an increased drowning, disease and, in developing countries, hunger and malnutrition;
–	increases, in some geographic areas, in droughts, floods, landslides, intense storms, heat waves and incidences of water-borne (cholera) and vector-borne diseases (malaria); and
–	irreversible damage to vulnerable ecosystems, with increased risk of extinction of some more vulnerable species and a loss of biodiversity.

“In July 2001, 178 nations signed the Bonn agreement, requiring industrialized nations to reduce greenhouse emissions to 5.2% less than 1990 levels, by 2008. (Wall Street Journal, 7/24/01)

“Companies with top-rated environmental records are faring significantly better financially than those with worse records. From 1997-2000, they had 3.53% higher annual returns on investment than a broader universe of companies and 7.80% higher annual returns than companies with low-rated environmental records. (QED International, 2001) Between 1998-2000, ‘the stock price of the more environmentally friendly top half outperformed the bottom half by … 17.2% in U.S. petroleum and 12.4% in U.S. electric utilities.’ (Barrons, 8/6/01)

“Addressing the President, 39 top religious leaders have written, ‘… global warming is a scientific fact … More investment in renewable energy and fuel efficiency is now a moral imperative, especially because these are technologically feasible and economically viable.’ (National Council of Churches, 5/21/01)

“We believe that good stewardship of our resources requires that we reduce polluting emissions when possible and prudent.

“Resolved:  that the Board of Directors report (at reasonable cost and omit-

ting proprietary information), to shareholders on the greenhouse gas emissions from our company’s own operations and products sold, including; steps the company can take to reduce emissions of greenhouse gases substantially; recommendations for steps the appliance manufacturing industry can take to collectively reduce emissions of greenhouse gases substantially, and plans, if any, to support energy-efficient appliance standards.

“Supporting Statement: The Intergovernmental Panel on Climate Change has found that the world must reduce its carbon fuel emissions significantly to re-stabilize the climate. We believe this will require the Company’s support of (a) increasing energy-efficient appliance standards; (b) asking DOE not to roll back the increased federal energy-efficiency standard; and (c) strong energy codes for residential and commercial buildings.”

Our board of directors recommends a vote against this proposal.

GE is a leader in developing and implementing energy efficient, emission reducing technologies in our products and facilities. Our gas turbines are one of the most highly efficient means of generating electricity. Our new series of locomotive is the most efficient diesel electric locomotive ever, and meets 2005 federal air emissions standards two years before they become effective. We are one of the leading suppliers of “Energy-Star”, energy-efficient lighting products and home appliances. GE Lighting was named as the 2002 Energy Star “Partner of the Year” by the U.S. Department of Energy. Our most powerful aircraft engine, the GE 90, burns less fuel for each pound of thrust than previous generation engines, and we are involved in developing an even more fuel efficient engine. In 2002, we entered the wind power business and continue to be a leader in research and development of fuel cells. We also have committed $50 million over ten years to fund a Stanford University research project on new energy supply options to reduce carbon emissions. In addition, we are conducting an inventory of GE’s greenhouse gas emissions in 2003. We also are participating in industry initiatives in the United States to voluntarily reduce the intensity of greenhouse gas emissions from our operations over the next decade. Because we are already addressing the issues raised in this proposal, and energy efficiency is a key goal of our products and our operations, we do not believe that creating the type of report requested by the proponents would help us reduce our emissions or improve our environmental performance. Therefore, we recommend a vote against this proposal.

•     Shareowner Proposal No. 4

Ms. Patricia T. Birnie, 5349 W. Bar X Street, Tucson, AZ 85713, and other filers have notified us that they intend to submit the following proposal at this year’s meeting: “Whereas: As long as GE-built nuclear power plants operate, they will continue generating radioactively and thermally hot, irradiated fuel rods that must be cooled, after removal from the Reactor Vessel, and placed in wet storage in the on-site Spent Fuel Pool for at least five years before they can be moved.

“In 2002 the President and Congress approved the siting of a federal under-

ground repository for irradiated fuel rods at Yucca Mountain, Nevada. The repository is not yet finally designed or licensed; its construction will not be completed until at least 2010. The nuclear industry describes Yucca Mountain as one single site where all the nation’s irradiated fuel rods could be consolidated. However, since the irradiated rods of each plant must be kept at that plant’s site temporarily, submerged in water, highly radioactive rods will continue to be scattered at operating plants nationwide as long as nuclear plants continue operating. The irradiated fuel rods must be kept isolated from the biosphere for hundreds of thousands of years.

“Capacity at Yucca Mountain is limited by law. Older irradiated fuel rods now being stored at older reactors will have priority for disposal space. There may not be room for a sizable amount of fuel rods of GE-built reactors in this first national repository.

“The US Nuclear Regulatory Commission has granted many utilities permission to store far more irradiated rods in on-site fuel pools than was intended in their initial design. Robert Alvarez, a former Energy Department senior policy advisor, told a Senate hearing, ‘An attack against a spent fuel pool could drain enough water to cause a catastrophic radiological fire that cannot be extinguished.’ He cited a 1997 analysis that said such a fire could contaminate up to 188 square miles.

“On February 7, 2002, Homeland Security Director Tom Ridge said that structural changes may be necessary to fortify nuclear plants against September 11 kinds of attacks, and other threats not previously considered. He said, ‘there may ultimately be some actual bricks and mortar adjustments that are made to some of these facilities.’ “Construction on-site at GE-built reactors, of fortified bunkers or other structures (below- or partially below-grade), that can be concealed from off-site locations and be safeguarded, may be essential for the interim storage on-site of irradiated fuel rods at all GE-built reactors.

“Resolved: In light of heightened public safety concerns, we request that the Company prepare a report, at reasonable cost, that outlines the current vulnerability and substantial risks of the interim storage of irradiated fuel rods at all GE built reactor sites and that proposes measures to reduce those risks. A copy of the report, omitting proprietary and security information, should be available to shareholders on request by August 2003.

“Supporting Statement: GE remains morally responsible and financially liable for all the reactors it has designed and sold to utilities, for securing their radioactive wastes, and for protecting workers and the public into the indefinite future. We believe this study is essential for realistic and responsible economic and ethical planning.”

Our board of directors recommends a vote against this proposal.

Nuclear power makes a significant contribution to meeting the world’s demand for electricity. In 2002, approximately 17% of the world’s electricity was generated from commercial nuclear plants. The Nuclear Regulatory Commission in the United States and similar regulatory bodies in other coun-

tries have the ongoing responsibility to ensure that nuclear facilities operate safely. Appropriate storage of spent fuel is also the responsibility of these bodies. Because utilities and government agencies have the responsibility for addressing the issues raised in the proposal, we do not believe that an additional report prepared by us is necessary. Therefore, we recommend a vote against this proposal.

•     Shareowner Proposal No. 5

The Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, NJ 07860, and other filers have notified us that they intend to submit the following proposal at this year’s meeting:

“Whereas: General Electric disposed of at least 1.3 million pounds of PCBs (polychlorinated biphenyls) into the Hudson River. An additional large amount seeped beneath GE plants in Fort Edward and Hudson Falls, NY, some of which is currently discharging into the Hudson River. The Environmental Protection Agency designated 200 miles of the Hudson River as a Superfund site in 1984. In February 1976, a state Department of Conservation Hearing Officer, in a case against GE, described GE’s actions as ‘corporate abuse’ and found that the record ‘overwhelmingly’ demonstrated that GE violated NY State law by discharging large quantities of PCBs into the Hudson River.

“The federal government regulates PCBs as a known animal carcinogen and probable human carcinogen. Additional independent evidence indicates that PCBs may affect the immune and reproductive systems, cause endocrine disruption and have neurological effects.

“Sampling by the state and federal agencies has determined that PCB concentrations in the Upper Hudson sediments range as high as 40 times the state standard. EPA determined in 1999 that the health risks from eating PCB-contaminated fish from the Upper Hudson exceeds the EPA protective level by 1000 times.

“Despite repeated government and other studies determining that PCBs are a serious threat, GE engages in extensive public relations efforts, suggesting that ‘there is no credible evidence that PCBs in the Hudson River pose a risk to people or wildlife,’ (GE spokesman Mark Behan, EPA Reports Dangers in Eating Fish From Upper Hudson River, Associated Press, 8/4/99).

“Despite the EPA’s January, 2002 Record of Decision calling for the removal of 150,000 pounds of PCBs from the Hudson River, GE persists in its lawsuit challenging the constitutionality of Superfund legislation. We believe this lawsuit places the EPA’s decision and the remediation of other Superfund sites in jeopardy.

“Resolved: Shareholders request the Board of Directors to report by August 1, 2003, at reasonable cost and excluding confidential information, its annual expenditures by category and specific site (where applicable) for each year from 1990-2002, on attorney’s fees, expert fees, lobbying, and public relations/media expenses, relating in any way to the health and environmental consequences of PCB exposures, GE’s remediation of sites contaminated by PCBs, and/or hazardous substance laws and regulations, as well as expenditures on actual remediation of PCB contaminated sites.

“Statement of Support: This resolution has been sponsored by dozens of reli-

gious, public and private pension funds. While plans to clean-up the Hudson River are under way, it is long overdue that our company discloses to shareholders the actual costs of its long term resistance to the remediation of this and other toxic sites. Shareholders have the right to this transparency. This is a critical moment in the history of GE to step out as a social and environmentally responsible company.”

Our board of directors recommends a vote against this proposal.

GE has undertaken substantial efforts to remediate the effects of past waste disposal, to comply with current standards of environmental protection and worker safety, and to prevent future environmental harm. We have reached voluntary agreements with government authorities on our remediation responsibility at the great majority of sites which are in the remedial phase and are in discussions on others. In addition, we are accountable to many units and levels of government, both in the United States and in other nations, for sound environmental practices, and have an extensive, detailed program for complying with environmental laws. As part of this accountability, we comply with governmental reporting requirements regarding environmental matters.

Since last year’s resolution, we have been working constructively with the U.S. Environmental Protection Agency on the remediation project selected by EPA for the upper Hudson River. We have submitted what is known as a “Good Faith Offer” under the Superfund law and begun negotiations with EPA to undertake the work called for in the EPA decision. To that end, we have successfully negotiated a cooperative agreement with EPA to undertake about $15 million of sampling, which is the first step in the implementation of the Hudson remedy. This agreement will result in GE taking more than 30,000 samples in the Upper Hudson to determine the location of PCBs and sediments as a key initial step in remedy design. In addition, as requested by EPA, we reimbursed EPA the first portion of past costs incurred by EPA in undertaking the review of the Hudson matter. We and EPA are now negotiating an agreement by which we would undertake the design and engineering of the remedy.

Under these circumstances—a significant company program, voluntary agreement with government on remediation of virtually all sites and regulatory requirements of localities, states, the federal government and other nations—we do not believe that creating the type of report requested by the proponents would help us improve our environmental performance. Therefore, we recommend a vote against this proposal.

•     Shareowner Proposal No. 6

Mr. John Chevedden, on behalf of Mr. Chris Rossi, P. O. Box 249, Boonville, CA 95415, has notified us that he intends to submit the following proposal at this year’s meeting:

“This is to recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

“Shareholders believe that with the sharp drop in our share price our direc-

tors may give some thought to adopting a poison pill.

“This proposal is submitted by Chris Rossi, P.O. Box 249, Boonville, CA 95415.

“Harvard Report—A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

“Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

“Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

“Challenges Faced by our Company—Shareholders believe that the challenges faced by our company in the past year demonstrate a need for shareholders to have an input on any poison pill considered by our company:

1) Shares of General Electric hit a five-year low.

2) GE shares underperformed the market by 20%.

3) GE’s shares no longer trade at a premium. Some board members have even begun to talk about a ‘conglomerate discount.’ Additionally:

4) Our directors approved an 80% pay increase for former CEO Jack Welch, even as our company’s market value dropped.

5) Our directors, who have a duty to us as shareholders, consisted of 4 employees, 2 former employees, 2 directors who have side-deals with our company and 2 directors who bill our company for legal or financial services. This information is from our company’s 2002 proxy statement.

“Council of Institutional Investors Recommendation—The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Corporate Library www.thecorporatelibrary.com also includes information on this topic. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/RCA, McDermott International and Airborne, Inc. I believe that our company should follow suit and allow shareholder input.

“Allow Shareholder Vote regarding Poison Pills. YES on 6.”

Our board of directors recommends a vote against this proposal.

In this proposal, the term “poison pill” refers to the type of shareholder rights plan that some companies adopt to make a hostile takeover of the company more difficult. GE does not have a poison pill; we have never had a poison pill; and we have no intention of adopting a poison pill. The proposal requests us to seek shareholder approval prior to adopting any poison pill. Because a hostile takeover of a company of our size is impractical and unrealistic, and because we have no intention of adopting a poison pill, we recommend a vote against this proposal.

•     Shareowner Proposal No. 7

Mr. Charles E. Collins and Ms. Patricia M. Brennan, 35 Hampstead Road, Jamaica Plain, MA 02130, have notified GE that they intend to present the following proposal at this year’s meeting:

“Shareholders recommend that strictly independent directors be nominated by the board for key board committees to the fullest extent possible. This includes the proportionate nomination of independent directors for the full board in order that independent director candidates will be available for nomination to the key board committees.

“The standard of independence is the standard of the Council of Institutional Investors www.cii.org. The Council of Institutional Investors’ standard is documented in Council Policies, Independent Director Definition, approved Aug. 25, 2002:  ‘A director is deemed independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship.’ This proposal calls for our company’s governing documents to be amended accordingly, including the bylaws—adopting this criteria even if companies can legally have a lesser standard of independence.

“GE has a serious lack of independent directors. This director independence standard is based on the Council of Institutional Investors’ Council policies, Independent Director Definition noted above. The majority of the board is made up of: current employees; former employees; directors who charge GE for legal and financial work; or directors who have business transactions with GE. Source of board membership: MultexInvestor, General Electric Company—Officers and Directors, Jan. 27, 2003.

“According to the 2002 GE proxy:  63% of the full GE Board does not meet a strict standard of Independence. ‘At least two-thirds of a corporation’s directors should be independent,’ according to the Council of Institutional Investors.

“Furthermore:  33% of the Nominating Committee is not independent; 50% of the Audit Committee is not independent; 60% of the Compensation Committee is not independent. ‘All members of these committees should be independent,’ according to the Council of Institutional Investors.

“Serious about good governance. Enron and the corporate disasters that followed forced many companies to get serious about good governance which includes independent directors. When the buoyant stock market burst, suddenly the importance of governance was clear. In a time of crises, a vigorous board that has done its job can help companies minimize the damage. A look back at Business Week’s inaugural ranking of the best and worst boards in 1996 tells the story. For the 3 years after the list appeared, the stocks of companies with the best boards outperformed those with the worse boards by 2 to 1. Source: Business Week in ‘The Best & Worst Boards’ cover page report, October 7, 2002. Increasingly, institutional investors are flocking to stocks of companies per-

ceived as being well governed and punishing stocks of companies seen as having lax oversight.

“To protect our investment money at risk:  Independent Directors for Key Board Committees. YES on 7.”

Our board of directors recommends a vote against this proposal.

This proposal was submitted before GE announced its new corporate governance principles in November of 2002. Those principles are set forth in Appendix A, beginning at page 56. As stated in section 4 of those principles, 11 of GE’s 17 current directors are “independent” under the strict and explicit definition set forth in that section. GE was one of the first companies to adopt detailed policies implementing the new director independence standards proposed by the New York Stock Exchange. Also, as stated in section 7 of the principles, all of the members of the audit, management development and compensation and nominating and corporate governance committees must meet the basic “independence” standard and must also meet an additional independence standard. Specifically, they may not directly or indirectly receive any compensation from the company other than their director’s compensation. Recent federal law, the Sarbanes-Oxley Act, applies this standard to audit committee members, and the GE board chose, as a matter of policy, to apply this additional requirement to members of the management development and compensation, and nominating and corporate governance committees as well. Thus, all members of the audit, compensation and governance committees are independent. We believe the significant changes that have been made in the composition of the board and its committees since this proposal was submitted fully address the concerns expressed in the proposal, and therefore recommend a vote against the proposal.

•     Shareowner Proposal No. 8

Ms. Helen Quirini, 2917 Hamburg Street, Schenectady, NY 12303, has notified us that she intends to submit the following proposal at this year’s meeting:

“Shareholders recommend the Board of Directors amend the bylaws to require that an independent director, who has not served as CEO of the Company, shall serve as Chairman of the Board of Directors.

“In my opinion, the primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. I believe that a separation of the roles of Chairman and CEO will promote greater management accountability to shareholders at our company.

“Corporate governance experts have questioned how one person, serving as both Chairman and CEO, can effectively monitor and evaluate his or her own performance. I believe the current combination of chairman and CEO roles is a conflict of interest because one of the chairman’s main functions is to monitor the CEO.

“Peter Crist, vice chairman of Korn/Ferry International said separating the role of CEO and Chairman is healthy and a growing trend. Consolidating the two roles under one person sometimes leads to the ‘imperial CEO,’ Crist said. ‘When you aggregate all the power in one person, that’s very difficult to check,’ he said.

“Two-thirds of directors favor splitting the roles of chairman and CEO as a way to reform the way corporations operate and prevent business collapses like Enron, said a McKinsey & Co. corporate governance survey.

“I believe that an independent Chairman will strengthen the Board’s integrity and improve its oversight of management. An independent chairman is particularly important at our company where there is a pronounced lack of independence in many individual directors.

“According to our company’s 2002 proxy statement the majority of our board is made up of: current employees; former employees; directors who bill GE for legal and financial work; and directors who have private business deals with our company.

“To ensure a check and balance oversight of our long-term investment vote for an: Independent Board Chairman. YES on 8.”

Our board of directors recommends a vote against this proposal.

We believe that the corporate governance measures that we implemented at the beginning of this year will ensure that strong, independent directors continue to effectively oversee our management—to set the agenda for board meetings, to request needed information, and, ultimately, to provide vigorous oversight of our key issues relating to strategy, risk and integrity. As described in the governance principles we adopted, which are set forth in Appendix A at page 56, these measures include the designation of an independent director to preside at regular meetings of the non-employee directors without any members of management present. These meetings will be regularly scheduled at least three times a year. The presiding director will also advise on the selection of committee chairs, advise on the agenda for board meetings, and, with the CEO, determine the nature and extent of information that shall be provided to the board. We believe that this is a more effective structure for ensuring effective oversight by an independent board, and therefore recommend a vote against this proposal.

•     Shareowner Proposal No. 9

Mr. Bartlett Naylor, 1255 N. Buchanan, Arlington, VA 22205, has notified us that he intends to submit the following proposal at this year’s meeting:

“Resolved:  The shareholders urge our board of directors to take the necessary steps to nominate at least two candidates for each open board position, and that the names, biographical sketches, SEC-required declarations and photographs of such candidates shall appear in the company’s proxy materials (or other required disclosures) to the same extent that such information is required by law and is our company’s current practice with the single candidates it now proposes for each position.

“Supporting Statement:  Although our company’s board declares its appreciation for the importance of qualified people overseeing management, I believe that the process for electing directors can be improved.

“In the typical board election, shareholders have one choice: the candidate nominated by company. Shareholders may ‘withhold’ their vote for this candidate, but even if a majority of shares were withheld, the candidate would still be elected because company election rules award victory to the candidate with the most votes for each seat. This circumstance profoundly disenfranchises shareholders in routine oversight of management.

“Indeed, it is management that essentially selects the board candidates, a dangerous conflict given that directors serve as shareholders’ agents to oversee management. As policy makers work to address the problem of corporate accountability highlighted by the Enron, WorldCom and other disgraces, improved board elections may be the best single reform. Experts such as Nell Minow of the Corporate Library, managers of the Corporate Governance web-site, Alan Murray of the Wall Street Journal, Lewis Braham of Business Week and the AFL-CIO Office of Investment support this basic prescription.

“The proposal before you may not be the optimal solution. Some critics note this resolution still allows the board instead of shareholders to nominate the two candidates. However, SEC staff interpretations say resolutions that call for the ability of shareholders to nominate candidates whose names would appear on the ballot along side board nominated candidates cannot even appear on the proxy ballot under l4a-8 rules.

“I believe this resolution calling for the board to nominate two candidates still represents progress. The point is to remove the ‘final’ decision on who serves as a board director from the hands of management, and place it firmly in those of shareholders.

“Corporations have argued that this resolution would discourage some candidates from running in the first place. But I believe our board should not be made of those intolerant of competition.

“Our board may argue that it recruits the best candidates, and that to recruit a ‘second best’ would violate a fiduciary duty to such excellence. While such a claim may be debated, the board could avoid this by placing into nomination a shareholder-nominated candidate for the second slot.

“Finally, any company that adopted such an open election could truly boast that its directors were accountable to shareholders, and not beholden to management.”

Our board of directors recommends a vote against this proposal.

We believe that our practice of nominating a single candidate for each director position is consistent with the longstanding and widespread practice of major companies and is in the best interests of our shareowners. The board nominates the individuals whom we believe are best qualified to serve as directors. We do not believe that nominating additional candidates would result in a more effective board. Because we do not believe that the proposed change in the director nomination procedure is in the shareowners’ best interests, we recommend a vote against the proposal.

•     Shareowner Proposal No. 10

The Amalgamated Bank LongView Collective Investment Fund, 15 Union Square, New York, NY 10003-3378, and other filers have notified us that they intend to submit the following proposal at this year’s meeting:  “Resolved:  The shareholders of General Electric Company (‘GE’) urge the Board of Directors to adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. ‘Performance-based’ stock options are defined as

(1) indexed options, whose exercise price is linked to an industry index;

(2) premium-priced stock options, whose exercise price is above the market price on the grant date; or

(3) performance-vesting options, which vest when the market price of the stock exceeds a specific target.

“Supporting Statement: As shareholders, we support compensation policies for senior executives that provide challenging performance objectives and motivate executives to achieve long-term shareholder value. In awarding stock options, GE presently uses some performance-based parameters, which are neither indexed to a peer group nor ‘premium-priced.’ We believe that current policies are deficient in that respect.

“In our view, standard stock options give windfalls to executives who are lucky enough to hold them during a bull market and penalize executives who hold them during a bear market. Investors and market observers, including Warren Buffett, Alan Greenspan and Al Rappaport, criticize standard options as inappropriately rewarding mediocre or poor performance. Mr. Buffett has characterized standard stock option plans as ‘really a royalty on the passage of time,’ and all three favor using indexed options.

“Performance-based options tie compensation more closely to company performance, not the stock market. Premium-priced and performance-vesting options encourage senior executives to set and meet ambitious but realistic performance targets. Indexed options may have the added benefit of discouraging repricing in the event of an industry downturn.

“We are pleased by GE’s recent decision to expense options, thus eliminating the disparate accounting treatment that companies cite in opposing performance-based options. We believe that adopting performance-based options is the logical next step for GE to help better align its compensation practices with long-term shareholder interests.

“The need for clearer standards is, we believe, illustrated by the pay award to former Chairman John F. Welch, Jr. in 2000, his last year as Chairman. Mr. Welch received a raise in each of these categories: salary and bonus, stock options, long-term compensation and ‘other’ compensation. Also, his stock options were not indexed to relative performance, only absolute performance. His total 2000 compensation was estimated to be no less than $125 million, and his share of the total stock options granted to GE employees increased from 3.7% the year before to 6.5%.

“Executive compensation expert Graef Crystal calculated that Mr. Welch’s

2000 pay increased 80% over the prior year, even though the value of GE stock declined 6% during 2000. Before 2000 the Board’s Compensation Committee justified Mr. Welch’s compensation by citing aggregate increases in total shareholder value throughout his tenure. If the Board was using aggregate growth in market capitalization, it is difficult to square an 80% pay hike with a 6% loss of shareholder value.

“We urge shareholders to vote FOR this proposal.”

Our board of directors recommends a vote against this proposal.

This proposal urges us to adopt a policy that a substantial portion of future stock option grants to senior executives shall be “performance-based,” which it defines as either indexed options, where the exercise price is linked to an industry index; or premium-priced stock options, where the exercise price is above the market price on the grant date; or performance-vesting options, which vest when the market price of the stock exceeds a specific target. Very few major companies use any of these forms of so called “performance-based” options. For the reasons discussed in the Compensation Committee Report at page 19, our management development and compensation committee, which consists entirely of non-employee directors, has granted stock options to over 45,000 employees to provide an incentive for superior performance leading to increased shareowner value. Each option permits the employee, generally for a period of ten years, to buy a share of our stock from us at the price of our stock on the day the option is granted. These stock options, which do not fully vest until at least four years after grant, are inherently performance-based, because their value is directly linked to the price of our stock over time and thus reflects our fundamental performance. Stock options are one of several basic elements used to compensate, incentivize and retain key employees. Furthermore, we have strengthened the linkage between pay and performance for our senior executives by requiring them to own a specified amount of our stock, and to hold any net gains from the exercise of their stock options for at least one year. Because the value of their stock options is already directly linked to the price of our stock, and therefore to shareowner value, and because we have taken extra steps to link senior executive options to performance, we believe this proposal is unnecessary, and recommend a vote against it.

•     Shareowner Proposal No. 11

The Teamsters Affiliates Pension Plan, 25 Louisiana Ave., N.W., Washington, D.C. 20001, and other filers have notified us that they intend to submit the following proposal at this year’s meeting:

“Resolved:  That the shareholders of General Electric Company (‘GE’ or the ‘Company’) urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. ‘Severance pay’ means ‘payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.’ ‘Future sev-

erance agreements’ include employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. ‘Benefits’ include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

“Supporting Statement:  GE’s CEO, Jeffrey Immelt, does not have an employment or other agreement with GE specifying the severance he could receive upon termination of his employment. In the wake of the expensive departure of former CEO Jack Welch, we are concerned that, as shareholders, our investment in GE could be in danger.

“In two decades as GE’s leader, Mr. Welch expanded GE from a $13 billion maker of appliances and light bulbs into a $480 billion industrial and financial power. But he was well-paid for that success. Few shareholders would have begrudged him a generous retirement package. However, according to recent press, Mr. Welch was given a guaranteed deferred salary totaling nearly $22 million and deferred incentive bonuses totaling near $30 million (not to mention an apartment and its furnishings, use of the corporate jet, cooking staff, country club membership, and a car and driver).

“The lack of an employment agreement for corporate executives means there is no ceiling to which the Board may agree to pay if it terminates Mr. Immelt’s employment. Without shareholder control over severance packages, GE will continue to fall into a practice that subverts the idea of pay for performance. We believe that requiring shareholder approval of any agreement—whether entered into prior to or at the time of termination—may have the effect of insulating the Board from manipulation in the event a senior executive’s employment must be terminated by the Company. Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

“Two other companies have decided to adopt similar resolutions—Norfolk-Southern and Bank of America. Therefore, in the spirit of providing shareholders the true financial transparency that they require, especially in light of recent corporate debacles at Enron, Tyco, and ImClone, GE should serve as a model of corporate accountability to other listed corporations.

“For these reasons, we urge shareholders to vote FOR this proposal.”

Our board of directors recommends a vote against this proposal.

As a matter of business philosophy, we do not enter into severance agreements when we hire or promote senior executives. Our senior executives serve at the will of the board. At this time, none of our senior executives has an employment agreement of any type. This enables us to remove a senior executive prior to retirement whenever it is in the best interests of the company. On the rare occasion when we choose to separate a senior executive, we need to exercise our business judgment in developing an appropriate separation arrangement in light of all relevant circumstances including the individual’s term of employment, past accomplishments, and reasons for separation from us. For example, we should have flexibility to provide a highly-successful, long serving executive with an appropriate severance arrangement if that person is forced to retire for health or other legitimate personal reasons. We do not believe that a mechanical formula should govern these rare case-by-case determinations, and therefore recommend a vote against this proposal.

•     Shareowner Proposal No. 12

The School Sisters of Notre Dame, 13105 Watertown Plank Road, Elm Grove, Wisconsin 53122-2291, and other filers have notified us that they intend to submit the following proposal at this year’s meeting:

“Whereas, the average chief executive officer’s pay has increased from 42 times in 1982 to 411 times that of the average production worker in 2001 (Business Week Online 05/06/02).

“Responding to that statistic, New York Fed President, William J. McDonough acknowledged that a market economy requires that some people will be rewarded more than others, but asked:  ‘should there not be both economic and moral limitations on the gap created by the market-driven reward system?’ He stated: ‘I can find nothing in economic theory that justifies this development.’ He called such a jump in executive compensation ‘terribly bad social policy and perhaps even bad morals.’ According to The Wall Street Journal, McDonough cited ‘the biblical admonition to ‘love thy neighbor as thyself’ as justification for voluntary CEO pay cuts’ beginning with the strongest companies. He said: ‘CEOs and their boards should simply reach the conclusion that executive pay is excessive and adjust it to more reasonable and justifiable levels’ (09/12/02).

“Affirming McDonough’s comments, the Milwaukee Journal-Sentinel editorialized that regulating executive compensation ‘is the business of corporate boards, or should be. Unfortunately, too many corporate directors on company compensation committees simply rubber-stamp decisions made by top managers. That should stop.’ (09/13/02).

“In ‘CEOs:  Why They’re So Unloved,’ Business Week editorialized: ‘CEO pay is so huge that people don’t believe executives deserve it … In 1980, CEO compensation was 42 times that of the average worker. In 2000, it was 531 times. This is a winner-take-all philosophy that is unacceptable in American society … The size of CEO compensation is simply out of hand’ (04/22/02).

“The Conference Board issued a report acknowledging that executive compensation has become excessive in many instances and bears no relationship to a company’s long-term performance and that changes must be made (09/17/02). Commenting on this The New York Times called for ‘Atonement in the Boardroom’ (09/21/02), while Warren Buffet said: ‘The ratcheting up of compensation has been obscene.’

“United For a Fair Economy has shown an inverse correlation between very high CEO pay and long-term stock performance (http://www.ufenet.org/press/2001/Bigger_They_Come.pdf).

“Resolved:  shareholders request the Board’s Compensation Committee to prepare and make available by January 1, 2004 a report (omitting confidential information and prepared at reasonable cost) to requesting shareholders comparing the total compensation of the company’s top executives and its lowest paid workers both in this country and abroad on January 1, 1982, 1992 and 2002. We request the report include: statistics related to any changes in the relative percentage size of the gap between the two groups; the rationale justifying any such percentage change; whether our top executives’ compensation packages (including options, benefits, perks, loans and retirement agreements) are ‘excessive’ and should be changed; as well as any recommendations to adjust the pay ‘to more reasonable and justifiable levels’.

“Supporting Statement:  Our Company fits William J. McDonough’s ‘strong company’ category. Our pay scales should model justice and equity for all our workers. Supporting this resolution would be one step in this direction.”

Our board of directors recommends a vote against this proposal.

All of our employees make important contributions to our success, and we strive to provide competitive and fair wages and benefits to all. The management development and compensation committee considers the recruitment and retention of executives with superior ability and dedication to be one of its key responsibilities. It establishes levels of executive compensation that it considers to be necessary to achieve this objective. We do not believe that the report requested in this proposal would assist us or the committee in recruiting and retaining the executives whom we believe will provide the level of performance needed to create long-term shareowner value. We therefore recommend a vote against this proposal.

•     Shareowner Proposal No. 13

The New York City Police Pension Fund and the New York City Fire Department Pension Fund, 1 Center Street, New York, NY 10007-2341, have notified us that they intend to submit the following proposal at this year’s meeting:

“Whereas, since the 2001 terrorist attacks against the United States, there has been increased interest among investors and the general public concerning corporate ties to states that reportedly sponsor terrorist activity, and

“Whereas, U.S. law currently prohibits American companies from doing business in states designated as ‘sponsors of terrorism’ by the U.S. State Department, and

“Whereas, General Electric conducts business operations with the Iranian government through its Canadian subsidiary General Electric Hydro,

“Therefore, be it resolved that shareholders request that the Board of Directors establish a committee of the Board to review General Electric’s operations in Iran with a particular reference to potential financial and reputational risks incurred by the company by such operations, and

“Be it further resolved that shareholders request that this review committee report to shareholders on its findings no later than September 2003. This report should be produced at reasonable cost and contain no proprietary information.

“Supporting Statement:  According to the U.S. State Department, the Iranian government has actively supported and funded terrorist operations against innocent civilians outside its own borders. These activities led to the imposition of government sanctions barring U.S. companies from operating in Iran. General Electric’s use of its Canadian subsidiary to conduct business with the Iranian government violates the spirit of the law. It also exposes the company to the prospect of negative publicity, public protests, and a loss of consumer confidence, all of which can have a negative impact on shareholder value.

“In 2001, the Securities and Exchange Commission stated that a company’s involvement with states that sponsor terrorism is a legitimate shareholder ‘concern substantially likely to be significant to a reasonable investors decision about whether to invest in that company’.

“The New York City Police and Fire Department Pension Funds urge you to vote FOR this resolution.”

Our board of directors recommends a vote against this proposal.

We are compliant with U.S. law and regulations which recognize that foreign subsidiaries of U.S. companies can and will do business in Iran and which provide clear guidance on how these activities are to be conducted. U.S. law also provides for licenses to sell medical products into Iran when U.S. content, U.S. origin products or U.S. personnel are involved. Our Canadian subsidiary, GE Hydro, a business that manufactures world class hydropower equipment for projects all over the world, has contracted to engineer, design and manufacture hydroelectric generators for a hydro power plant in Iran. The project is being supported through financing arranged by Canadian export agencies in cooperation with the Canadian government and in full compliance with Canadian and U.S. law.

GE Medical Systems Europe sells limited products in Iran including medical imaging and other diagnostic devices, such as MRIs, ultrasound and X-ray equipment. One of our subsidiaries in Italy, Nuovo Pignone, provides certain oil and gas field and pipeline equipment in Iran, such as compressors and gas turbines. GE strictly adheres to U.S. government decisions and guidelines about whether and how to sell to Iran. Because all of these sales are made in compliance with U.S. law, we believe the review requested by the proposal is unnecessary, and therefore recommend a vote against the proposal.

ADDITIONAL INFORMATION

•    Shareowner Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, shareowner proposals must be received at our principal executive offices no later than the close of business on November 11, 2003. Proposals should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06828.

•    Other Shareowner Proposals for Presentation at Next Year’s Annual Meeting

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2004 annual meeting, SEC rules permit management to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on January 25, 2004, and advise shareowners in the 2004 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on January 25, 2004. Notices of intention to present proposals at the 2004 annual meeting should be addressed to Benjamin W. Heineman, Jr., Secretary, General Electric Company, Fairfield, Connecticut 06828.

•    Voting Securities

Shareowners of record at the close of business on February 28, 2003, will be eligible to vote at the meeting. Our voting securities consist of our $0.06 par value common stock, of which 9,974,910,455 shares were outstanding on February 14, 2003. Each share outstanding on the record date will be entitled to one vote. Treasury shares are not voted. Individual votes of shareowners are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareowner voting records is limited to the independent inspectors of election and certain employees of GE and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

•    Vote Required for Approval

The 17 nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

•    Manner for Voting Proxies

The shares represented by all valid proxies received by phone, by internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted:

(1) for the nominees for director named earlier in this proxy statement; (2) for approval of the appointment of independent auditors; and (3) against the shareowner proposals described in this proxy statement. Shares represented by valid proxies will also be voted against proposals that we have received from a shareowner who did not submit them for inclusion in the proxy statement but has given us notice that he intends to present them at the annual meeting. These proposals are: a proposal that our independent directors not serve as directors of any other publicly traded company; and a proposal that GE be dissolved by spinning off the main lines of business to shareowners. Should any matter not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. Except for shareowner proposals properly omitted from this proxy statement under SEC rules, the board knows of no other matters which may be presented to the meeting.

•    Solicitation of Proxies

Proxies will be solicited on behalf of the board of directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy material and of the annual report for 2002 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Morrow & Co. has been retained to assist in soliciting proxies at a fee of $30,000 plus distribution costs and other costs and expenses.

•    Shareowners of Record with Multiple Accounts

Shareowners who hold their shares directly with us and who previously have elected not to receive an annual report for a specific account may request us to promptly mail our 2002 annual report to that account by writing GE Shareowner Services, c/o The Bank of New York, P.O. Box 1102, New York, NY 10286-1402 or calling (800) 786-2543 (800-STOCK-GE) or (610) 312-5317. In addition, participants in GE’s Savings and Security Program and other share-owners may request copies of our 2002 annual report and this proxy statement by calling GE’s Transaction Processing Center at (800) 432-4313.

•    Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2002 annual report may be viewed online at www.ge.com/annual02. If you are a shareowner of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote by internet or by phone. If you choose this option, you will receive a proxy form in mid-March listing the web site locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your GE stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

                                                                                                                           March 10, 2003

APPENDIX A

CORPORATE GOVERNANCE PRINCIPLES

The following principles have been approved by the board of directors and, along with the charters and key practices of the board committees, provide the framework for the governance of GE. The board recognizes that there is an on-going and energetic debate about corporate governance, and it will review these principles and other aspects of GE governance annually or more often if deemed necessary.

1.  Role of Board and Management.    GE’s business is conducted by its employees, managers and officers, under the direction of the chief executive officer (CEO) and the oversight of the board, to enhance the long-term value of the company for its shareowners. The board of directors is elected by the share-owners to oversee management and to assure that the long-term interests of the shareowners are being served. Both the board of directors and management recognize that the long-term interests of shareowners are advanced by responsibly addressing the concerns of other stakeholders and interested parties including employees, recruits, customers, suppliers, GE communities, government officials and the public at large.

2.  Functions of Board.    The board of directors has 8 scheduled meetings a year at which it reviews and discusses reports by management on the performance of the company, its plans and prospects, as well as immediate issues facing the company. Directors are expected to attend all scheduled board and committee meetings. In addition to its general oversight of management, the board also performs a number of specific functions, including:

a.	selecting, evaluating and compensating the CEO and overseeing CEO succession planning;
b.	providing counsel and oversight on the selection, evaluation, development and compensation of senior management;
c.	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;
d.	assessing major risks facing the company—and reviewing options for their mitigation; and
e.	ensuring processes are in place for maintaining the integrity of the company—the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

3.  Qualifications.    Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareowners. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in busi-

ness, government, education and technology, and in areas that are relevant to the company’s global activities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the GE board, and other directors should not serve on more than four other boards of public companies in addition to the GE board. Current positions in excess of these limits may be maintained unless the board determines that doing so would impair the director’s service on the GE board.

The board does not believe that arbitrary term limits on directors’ service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach the mandatory retirement age. The board self-evaluation process described below will be an important determinant for board tenure. Directors will not be nominated for election to the board after their 73rd birthday, although the full board may nominate candidates over 73 for special circumstances.

4.  Independence of Directors.    A majority of the directors will be independent directors under the proposed New York Stock Exchange (NYSE) rules. The board has determined that 11 of GE’s 17 directors are independent.

All future non-employee directors will be independent. GE will seek to have a minimum of ten independent directors at all times, and it is the board’s goal that at least two-thirds of the directors will be independent under the NYSE guidelines. Directors who do not meet the NYSE’s independence standards also make valuable contributions to the board and to the company by reason of their experience and wisdom.

To be considered independent under the proposed NYSE rules, the board must determine that a director does not have any direct or indirect material relationship with GE. The board has established the following guidelines to assist it in determining director independence in accordance with that proposed rule:

a.	A director will not be independent if, within the preceding five years: (i) the director was employed by GE; (ii) an immediate family member of the director was employed by GE as an officer; (iii) the director was employed by or affiliated with GE’s independent auditor; (iv) an immediate family member of the director was employed by GE’s independent auditor as a partner, principal or manager; or (v) a GE executive officer was on the board of directors of a company which employed the GE director, or which employed an immediate family member of the director as an officer;
b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s inde-

pendence: (i) if a GE director is an executive officer of another company that does business with GE and the annual sales to, or purchases from, GE are less than one percent of the annual revenues of the company he or she serves as an executive officer; (ii) if a GE director is an executive officer of another company which is indebted to GE, or to which GE is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; and (iii) if a GE director serves as an officer, director or trustee of a charitable organization, and GE’s discretionary charitable contributions to the organization are less than one percent of that organization’s total annual charitable receipts. (GE’s automatic matching of employee charitable contributions will not be included in the amount of GE’s contributions for this purpose.) The board will annually review all commercial and charitable relationships of directors. Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to their standing for re-election to the board.

c.	The following 11 directors are independent under the foregoing guidelines: Cash, Fudge, Gonzalez, Jung, Langone, Lafley, Larsen, Lazarus, Sigler, Swieringa and Warner.
d.	For relationships not covered by the guidelines in subsection (b) above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsections (a) and (b) above. For example, if a director is the CEO of a company that purchases products and services from GE that are more than one percent of that company’s annual revenues, the independent directors could determine, after considering all of the relevant circumstances, whether such a relationship was material or immaterial, and whether the director would therefore be considered independent under the proposed NYSE rules. The company would explain in the next proxy statement the basis for any board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in subsection (b) above.

The company will not make any personal loans or extensions of credit to directors or executive officers, other than consumer loans or credit card services on terms offered to the general public. No director or family member may provide personal services for compensation to the company.

5.  Size of Board and Selection Process.    The directors are elected each year by the shareowners at the annual meeting of shareowners. Shareholders may propose nominees for consideration by the nominating and corporate governance committee by submitting the names and supporting information to: Secretary, General Electric Company, 3135 Easton Turnpike, Fairfield, CT 06828. The board proposes a slate of nominees to the shareowners for election to the board. The board also determines the number of directors on the board pro-

vided that there are at least 10. Between annual shareowner meetings, the board may elect directors to serve until the next annual meeting. The board believes that, given the size and breadth of GE and the need for diversity of board views, the size of the board should be in the range of 15 directors.

6.  Board Committees.    The board has established the following committees to assist the board in discharging its responsibilities: (i) audit; (ii) management development and compensation; (iii) nominating and corporate governance; and (iv) public responsibilities. The current charters and key practices of these committees are published on the GE website, and will be mailed to shareowners on written request. The committee chairs report the highlights of their meetings to the full board following each meeting of the respective committees. The committees occasionally hold meetings in conjunction with the full board. For example, it is the practice of the audit committee to meet in conjunction with the full board in February so that all directors may participate in the review of the annual financial statements for the prior year and financial plans for the current year.

7.  Independence of Committee Members.    In addition to the requirement that a majority of the board satisfy the independence standards discussed in section 4 above, members of the audit committee must also satisfy an additional NYSE independence requirement. Specifically, they may not directly or indirectly receive any compensation from the company other than their directors’ compensation. As a matter of policy, the board will also apply this additional requirement to members of the management development and compensation committee and to members of the nominating and corporate governance committee.

8.  Meetings of Non-Employee Directors.    The board will have at least three regularly scheduled meetings a year for the non-employee directors without management present. The directors have determined that the chairman of the management development and compensation committee will preside at such meetings, and will serve as the presiding director in performing such other functions as the board may direct, including advising on the selection of committee chairs and advising management on the agenda for board meetings. The non-employee directors may meet without management present at such other times as determined by the presiding director.

9.  Self-Evaluation.    As described more fully in the key practices of the nominating and corporate governance committee, the board and each of the committees will perform an annual self-evaluation. Each November, the directors will be requested to provide their assessments of the effectiveness of the board and the committees on which they serve. The individual assessments will be organized and summarized by an independent corporate governance expert for discussion with the board and the committees in December.

10.  Setting Board Agenda.    The board shall be responsible for its agenda. At the December board meeting, the CEO will propose for the board’s approval key issues of strategy, risk and integrity to be scheduled and discussed during the course of the next calendar year. Before that meeting, the board will be invited to offer its suggestions. As a result of this process, a schedule of major discussion items for the following year will be established. Prior to each board meeting, the CEO will discuss the other specific agenda items for the meeting with the presiding director. The CEO and the presiding director, or committee chair as appropriate, shall determine the nature and extent of information that shall be provided regularly to the directors before each scheduled board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the CEO, the presiding director, or appropriate committee chair at any time.

11.  Ethics and Conflicts of Interest.    The board expects GE directors, as well as officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising GE’s code of conduct set forth in the company’s integrity manual, The Spirit and Letter of Our Commitment. The board will not permit any waiver of any ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the presiding director. If a significant conflict exists and cannot be resolved, the director should resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests.

12.  Reporting of Concerns to Non-employee Directors or the Audit Committee.    Anyone who has a concern about GE’s conduct, or about the company’s accounting, internal accounting controls or auditing matters, may communicate that concern directly to the presiding director, to the non-employee directors, or to the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing, or reported by phone to special addresses and a toll-free phone number that are published on the company’s website. Concerns relating to accounting, internal controls, auditing or officer conduct shall be sent immediately to the presiding director and to the chair of the audit committee and will be simultaneously reviewed and addressed by GE’s ombudsman in the same way that other concerns are addressed by the company. The status of all outstanding concerns addressed to the non-employee directors, the presiding director, or the audit committee will be reported to the presiding director and the chair of the audit committee on a quarterly basis. The presiding director, or the audit committee chair may direct that certain matters be presented to the audit committee or the full board and may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The company’s integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

13.  Compensation of the Board.    The nominating and corporate governance committee shall have the responsibility for recommending to the board compensation and benefits for non-employee directors. In discharging this duty, the committee shall be guided by three goals: compensation should fairly pay directors for work required in a company of GE’s size and scope; compensation should align directors’ interests with the long-term interests of shareowners;

and the structure of the compensation should be simple, transparent and easy for shareowners to understand. As discussed more fully in the key practices of the nominating and corporate governance committee, the committee believes these goals will be served by providing 40% of non-employee director compensation in cash and 60% in deferred stock units starting in 2003. At the end of each year, the nominating and corporate governance committee shall review non-employee director compensation and benefits.

14.  Succession Plan.    The board shall approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the management development and compensation committee.

15.  Annual Compensation Review of Senior Management.    The management development and compensation committee shall annually approve the goals and objectives for compensating the CEO. That committee shall evaluate the CEO’s performance in light of these goals before setting the CEO’s salary, bonus and other incentive and equity compensation. The committee shall also annually approve the compensation structure for the company’s officers, and shall evaluate the performance of the company’s senior executive officers before approving their salary, bonus and other incentive and equity compensation.

16.  Access to Senior Management.    Non-employee directors are encouraged to contact senior managers of the company without senior corporate management present. To facilitate such contact, non-employee directors are expected to make two regularly scheduled visits to GE businesses a year without corporate management being present.

17.  Access to Independent Advisors.    The board and its committees shall have the right at any time to retain independent outside financial, legal or other advisors.

18.  Director Orientation.    The general counsel and the chief financial officer shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director shall, within six months of election to the board, spend a day at corporate headquarters for personal briefing by senior management on the company’s strategic plans, its financial statements, and its key policies and practices.

APPENDIX B

MANAGEMENT DEVELOPMENT AND COMPENSATION

COMMITTEE CHAPTER

The management development and compensation committee of the board of directors of General Electric Company shall consist of a minimum of three directors. Members of the committee shall be appointed by the board of directors upon the recommendation of the nominating and corporate governance committee and may be removed by the board of directors in its discretion. All members of the committee shall be independent directors, and shall satisfy the proposed New York Stock Exchange standard for independence for members of the audit committee.

The purpose of the committee shall be to carry out the board of directors’ overall responsibility relating to executive compensation.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.    To assist the board in developing and evaluating potential candidates for executive positions, including the chief executive officer, and to oversee the development of executive succession plans.

2.    To review and approve on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer. The committee shall evaluate at least once a year the chief executive officer’s performance in light of these established goals and objectives and based upon these evaluations shall set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation.

3.    To review and approve on an annual basis the evaluation process and compensation structure for the company’s officers. The committee shall evaluate the performance of the company’s senior executive officers and shall approve the annual compensation, including salary, bonus, incentive and equity compensation, for such senior executive officers. The committee shall also provide oversight of management’s decisions concerning the performance and compensation of other company officers.

4.    To review the company’s incentive compensation and other stock-based plans and recommend changes in such plans to the board as needed. The committee shall have and shall exercise all the authority of the board of directors with respect to the administration of such plans.

5.    To maintain regular contact with the leadership of the company. This should include interaction with the company’s leadership development institute, review of data from the employee survey and regular review of the results of the annual leadership evaluation process.

6.    To prepare and publish an annual executive compensation report in the company’s proxy statement.

The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have authority to retain such compensation consultants, outside counsel and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its actions and any recommendations to the board after each committee meeting and shall conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

Management Development and Compensation Committee Key Practices

The Management Development and Compensation Committee has adopted the following key practices to assist it in undertaking the functions and responsibilities set forth in its charter:

1.   Meetings.    The committee will meet at least 8 times a year.

2.  Compensation Principles.    The committee believes that its principal responsibility in compensating executives is to incentivize and reward officer and employee performance that will lead to long-term enhancement of shareowner value. The committee regularly evaluates the effectiveness of the different elements of the company’s basic executive compensation program, which currently consists of: annual payments of salary and bonuses; annual grants of stock options; and periodic grants of restricted stock units and other contingent long-term performance awards. Each year, the company reports the compensation paid to its five most highly compensated executives in the proxy statement, and the committee explains the reasons for it’s key compensation actions in a report included in the proxy statement.

Each element of the company’s executive compensation program serves a somewhat different purpose, and the committee endeavors to provide a combination of compensation elements that enable the company to attract, retain, incentivize and reward executives of superior ability who are dedicated to the long-term interests of the shareowners.

a.	Salary. Salary payments are made to compensate on-going performance throughout the year.
b.	Annual Bonus. Annual bonuses for executive officers are based upon the committee’s evaluation of the significance of each executive’s contribution in the prior year to the long-term interests of the shareowners.
c.	Stock Options. The committee considers stock options, when used with an appropriate holding period, to be an extremely effective form of compensation for officers and other key employees because they provide incentives for superior performance leading to enhanced shareowner value. Stock options also encourage retention because they vest over a period of years. Over 45,000 employees have been granted stock options since the committee began awarding options to a broader group of employees in 1989.

d.	Restricted Stock Units. RSUs are granted periodically by the committee, principally to the company’s officers, and generally vest over a longer period of time than stock options. RSUs also provide strong incentives for superior performance and continued service because unvested RSUs are forfeited if the executive leaves the company prior to the lapse of restrictions.
e.	Contingent Long-Term Performance Awards. The committee also periodically grants contingent long-term performance incentive awards to senior operating managers and key executives to provide additional emphasis on the attainment of specific financial measurements designed to enhance long-term shareowner value. The committee made such grants in 1994, 1997, 2000 and 2003.

All stock options, RSUs and contingent long-term performance incentive awards are granted in accordance with the terms of the company’s 1990 Long-Term Incentive Plan which was last approved by the shareowners in 1997.

3.  Stock Ownership Guidelines.    To help demonstrate the alignment of the personal interest of senior management with the interests of shareowners, in September 2002, the committee established the following guidelines for the amount of GE stock, as a multiple of the executive’s base salary, that should be held by senior management:

Position	Multiple	Time To Attain
CEO	6X	3 years
Vice Chair	5X	4 years
Senior VPs	4X	5 years

4.  Stock Option Holding Period.    In September 2002, in order to minimize any possible appearance of an incentive for senior managers to seek to cause short-term increases in the price of GE shares in order to exercise stock options and sell the stock for unwarranted personal gains, the committee determined that senior managers should be required to hold for at least one year the net shares of GE stock that they receive by exercising stock options. For this purpose, “net shares” means the number of shares obtained by exercising the option, less the number of shares the executive sells to: (a) cover the exercise price of the options; and (b) to pay the company withholding taxes. This requirement applies to the CEO, the vice chairmen, and the senior vice presidents of the company.

5.  Expensing Stock Options.    In July 2002, the committee recommended, and the board approved, the policy of expensing stock options to respond to investor views that this would improve the transparency of the company’s financial statements.

6.  Prohibit Stock Option Repricing.    The committee reaffirms the board’s long-standing policy prohibiting repricing of stock options including by amendments to outstanding options to lower their exercise price, or by canceling outstanding options and replacing them with new options.

7.  Shares Available For Awards Under the 1990 Long-Term Incentive Plan.    The committee has determined that the number of shares which the plan makes available for granting awards to employees, including stock options and restricted stock units, is greater than the committee has awarded in the past and expects to award in the future. Therefore, the committee recommended, and the board approved, an amendment to the plan which: (a) eliminated the current provision which carries over for possible future use any unused shares; and (b) reduced the number of available shares by eliminating the number of unused shares that were carried over from prior years. Therefore, until the plan terminates in 2007, the total number of shares that will be available for grants in any year will be limited to 0.95% of the shares issued as of the first day of such year.

APPENDIX C

AUDIT COMMITTEE CHARTER

The audit committee of the board of directors of General Electric Company shall consist of a minimum of four directors. Members of the committee shall be appointed by the board of directors upon the recommendation of the nominating and corporate governance committee and may be removed by the board of directors in its discretion. All members of the committee shall be independent directors under the standard proposed by the New York Stock Exchange, and shall also satisfy the New York Stock Exchange’s more rigorous independence requirement for members of the audit committee. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member shall be a financial expert.

The purpose of the committee shall be to assist the board in its oversight of the integrity of the financial statements of the company, of the company’s compliance with legal and regulatory requirements, of the independence and qualifications of the independent auditor, and of the performance of the company’s internal audit function and independent auditors.

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.    To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements.

2.    To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

3.    To recommend, for shareowner approval, the independent auditor to examine the company’s accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate and if necessary replace the independent auditor. The committee shall have the sole authority to approve all audit engagement fees and terms and the committee, or a member of the committee, must pre-approve any non-audit service provided to the company by the company’s independent auditor.

4.    To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5.    To review the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rationale for, the decisions made.

6.    To review and approve the internal corporate audit staff functions, including:  (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, compensation and rotation of the vice president—corporate audit staff.

7.    To review, with the senior vice president—finance, the vice president—corporate audit staff, or such others as the committee deems appropriate, the company’s internal system of audit and financial controls and the results of internal audits.

8.    To obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the committee will review at least annually all relationships between the independent auditor and the company.

9.    To prepare and publish an annual committee report in the company’s proxy statement.

10.  To set policies for the hiring of employees or former employees of the company’s independent auditor.

11.  To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the company. This should include regular reviews of the compliance processes in general and the corporate ombudsman process in particular. In connection with these reviews, the committee will meet, as deemed appropriate, with the general counsel and other company officers or employees.

The committee shall meet separately at least quarterly with management, with the corporate audit staff and also with the company’s independent auditors.

The committee shall have authority to retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its recommendations to the board after each committee meeting and shall conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

Audit Committee Key Practices

The audit committee has adopted the following key practices to assist it in undertaking the functions and responsibilities set forth in its charter:

1.  Meetings.    The committee will meet at least 7 times a year, generally on a day different than the regularly scheduled board meeting to allow time for in-depth discussion.

2.  Review of Financial Statements.    The committee will review the company’s 10-K in detail with the CEO, the CFO and the full board at an extended February board meeting. The committee will meet to review the company’s 10-Qs with the CFO. The head of the corporate audit staff and the company’s independent auditor will be present at these meetings.

3.  Quarterly Review of CEO and CFO Certification Process.    In conjunction with its reviews of the 10-Ks and 10-Qs, the committee will also review the process for the CEO and CFO quarterly certifications required by the SEC with respect to the financial statements and the company’s disclosure and internal controls, including any material changes or deficiencies in such controls. The committee shall also meet twice a year with the corporate disclosure committee responsible for reviewing the company’s disclosure controls and procedures.

4.  Review of Earnings Releases and Information Provided to Analysts and Rating Agencies.    The CFO shall review earnings releases with the chair of the committee prior to their release to the public. Prior to the event, the CEO or the CFO shall review with the committee, or the full board, the substance of any presentations to analysts or rating agencies which constitute a shift in company strategy or outlook. In addition, the CEO or CFO shall review subsequently with the committee, or the full board, a summary of major presentations that have been given to analysts or rating agencies that do not constitute a shift in strategy or outlook.

5.  Approval of Audit and Non-audit Services.    In addition to approving the engagement of the independent auditor to audit the company’s consolidated financial statements, the committee will approve all use of the company’s independent auditor for non-audit services prior to any such engagement. To minimize relationships which could appear to impair the objectivity of the independent auditor, it is the committee’s practice to restrict the non-audit services that may be provided to the company by the company’s independent auditor solely to tax services and merger and acquisition due diligence and integration services. The company will obtain such limited non-audit services from the company’s auditor only when the services offered by the auditor’s firm are more effective or economical than services available from other providers, and, to the extent possible, only following competitive bidding for such services.

6.  Hiring Guidelines for Independent Auditor Employees.    The committee has adopted the following practices regarding the hiring by the company of any partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance to the company’s independent auditor on any aspect of their certification of the company’s financial statements. “Audit assurance” includes all work that results in the expression of an opinion on financial statements, including audits of statutory accounts.

a.	No member of the audit team that is auditing a GE business can be hired into that GE business or into a position to which that business reports for a period of 2 years following association with that audit.
b.	No former employee of the independent auditor may sign a GE or GE affiliate’s SEC filing for 5 years following employment with the independent auditor.
c.	No former employee of the independent auditor may be named a GE or major affiliate officer for 3 years following employment by the independent auditor.
d.	GE’s CFO must approve all executive-band and higher hires from the independent auditor.
e.	GE’s CFO shall report annually to the audit committee the profile of the preceding year’s hires from the independent auditor.

7.  Process for Handling Complaints About Accounting Matters.    As part of the board’s procedure for receiving and handling complaints or concerns about the company’s conduct, the committee has established the following procedures for: (i) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by GE employees of concerns regarding questionable accounting or auditing matters.

a.	GE has established and published on its website special mail and e-mail addresses and a toll-free telephone number for receiving complaints regarding accounting, internal accounting controls, or auditing matters.
b.	All such complaints will be sent to the presiding director and to the chair of the audit committee.
c.	All complaints will be tracked on a separate board of directors’ ombuds docket, but handled by the company’s ombuds, finance and legal staffs in the normal manner, except as the audit committee may request.
d.	The status of the specially docketed complaints will be reported on a quarterly basis to the presiding director and the chair of the audit committee and, if they so direct, to the committee or the full board.
e.	The presiding director or audit committee chair may request special treatment, including the retention of outside counsel or other advisors, for any complaint addressed to it.

The company’s integrity manual prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

8.  Audit Committee Memberships.    The committee has determined that in view of the increasing demands and responsibilities of the audit committee, members of the committee should not serve on more than two additional audit committees of other public companies, and the chair of the committee should not serve on more than one other audit committee of a public company. Existing relationships exceeding these limits may continue in place provided that the full board of directors determines that such relationships do not impair the member’s ability to serve effectively on the committee.

9.  Code of Ethics for CEO and Senior Financial Officers.    GE’s integrity manual, The Spirit & Letter of Our Commitment, applies to all of the company’s employees, including the CEO and all financial professionals. GE’s policy 30.5, Conflicts of Interest, and policy 30.7, Controllership, require all employees, including the CEO and senior financial officers, to resolve ethically any actual or apparent conflicts of interest, and to comply with all generally accepted accounting principles, laws and regulations designed to produce full, fair, accurate, timely, and understandable disclosure in the company’s periodic reports filed with the SEC. Annual acknowledgement of the Spirit & Letter is required of all salaried employees, including the company’s CEO and financial professionals.

10.  Conflict of Interest Review.    The committee will review twice a year the corporate audit staff’s audit of the application of GE’s policy 30.5, Conflicts of Interest, to the company’s officers.

11.  Member with Financial Expertise.    To add a member of the board and the committee with extensive financial expertise, on October 28, 2002, the board elected Robert J. Swieringa, dean of the S. C. Johnson Graduate School of Management and professor of accounting at Cornell University, to the board and appointed him to the committee. Prior to becoming dean of the Johnson School in 1997, Dr. Swieringa was a member of the Financial Accounting Standards Board from 1986 to 1996. He was also president of the Financial Accounting and Reporting Section of the American Accounting Association in 1998 and 1999. At its February 2003 meeting, the board of directors determined that Dr. Swieringa, as defined by SEC rules, is both independent and an audit committee financial expert.

12.  Audit Partner Rotation.    The committee shall ensure that the lead audit partners assigned by the company’s independent auditor to the company, and to each of its subsidiaries that have securities registered with the SEC, as well as the audit partner responsible for reviewing the company’s audit shall be changed at least every five years.

13.  Shareowner Ratification of Independent Auditor.    Although the committee has the sole authority to appoint the independent auditor, the committee will continue its longstanding practice of recommending that the board ask the shareowners, at their annual meeting, to approve the committee’s selection of independent auditor.

GE ANNUAL MEETING OF SHAREOWNERS

10:00 a.m., April 23, 2003

Charlotte Convention Center

501 South College Street

Charlotte, North Carolina 28202

ADVANCE REGISTRATION

In accordance with GE’s security procedures, an admission card will be required to enter the GE annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to GE shareowners, members of their immediate family or their named representative. We reserve the right to limit the number of representatives who may attend the meeting.

•	If you hold your GE shares directly with the company and you plan to attend the annual meeting, please follow the advance registration instructions on the top portion of your proxy form, which was included in the mailing from the company.
•	If your GE shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below to:

GE Shareowner Services Bldg 5-6E

1 River Road

Schenectady, NY 12345

Please include the following information:

•	Your name and complete mailing address

•	The name(s) of any family members who will accompany you

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual

•	Proof that you own GE shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at http://ge.com/en/company/investor or call GE Shareowner Services at 1-800-STOCK-GE.

Attendance at GE’s 2003 annual meeting will be limited to persons presenting an admission card and picture identification. To obtain an admission card, please follow the advance registration instructions above.

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in the box below, to create an electronic ballot.

                                       OR

                                    TELEPHONE
                                  866-246-8476

Use any touch-tone telephone to vote your proxy. Have your Proxy Form in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.

                                       OR

                                      MAIL

Mark, sign and date your Proxy Form and return it in the postage-paid envelope we have provided.

                                 CONTROL NUMBER

If you vote by the Internet or by Telephone, do not return your Proxy Form by mail.

                          IMPORTANT VOTING INFORMATION

                   Use the Internet or Call Toll-Free to vote:
                         https://www.proxyvotenow.com/ge
                                  866-246-8476

     .   Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Form.

     .   Electronic Distribution: If you wish to receive all future Annual
         Reports and Proxy Statements via the Internet as they become available, please consent by marking the appropriate box below. This consent will remain in effect until you notify GE by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement.

                     GE's Proxy Statement and Annual Report
                         are available on GE's web site at:
                               www.ge.com/annual02

     DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY INTERNET OR TELEPHONE

 The Board of Directors recommends a vote "FOR" proposals A
 and B.

 A. Election of Directors

   FOR      WITHHOLD

   ALL      FOR ALL   EXCEPTIONS

   [_]        [_]         [_]

 Exceptions_____________________________________
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the exception box and write the name(s) on the space provided above.

                  FOR AGAINST ABSTAIN

B. Auditors       [_]    [_]   [_]

   The Board of Directors recommends a vote "AGAINST" shareowner proposals 1 through 13.

1. Cumulative
   Voting         [_]    [_]   [_]

2. Workplace
   Code of
   Conduct        [_]    [_]   [_]

3. Global
   Warming        [_]    [_]   [_]

4. Nuclear
   Reactor
   Risk
   Reduction      [_]    [_]   [_]

5. Report on
   PCB Cleanup
   Costs          [_]    [_]   [_]

6. Poison Pill    [_]    [_]   [_]

7. Independent
   Directors      [_]    [_]   [_]

8. Independent
   Board
   Chairman       [_]    [_]   [_]

9. Director
   Election
   Process        [_]    [_]   [_]

10. Performance-
    Based Stock
    Options       [_]    [_]   [_]

11. Executive
    Severance
    Arrangements  [_]    [_]   [_]

12. Pay
    Disparity     [_]    [_]   [_]

13. Report on
    Iran          [_]    [_]   [_]

[LOGO OF GE APPEARS HERE]
Proxy Form

                               SHAREOWNER SERVICES

If you consent to use GE's Internet site to receive all future Annual Reports &
Proxy Statements (Electronic Distribution), please mark this box.

                                       [_]

To include any comments, please mark this box and use space on reverse side.

                                       [_]

To change your address, please mark this box and correct below.

                                       [_]

1003 2000 000015156

          (When signing as attorney, executor, administrator, trustee or guardian, give full title.

                   If more than one trustee, all should sign.)

Date      Shareowner sign here           Co-Owner sign here

-----------------------------------      --------------------------------------

[LOGO OF GE APPEARS HERE]
GE Annual Meeting - Advance Registration Form

Dear Shareowner:

You are invited to attend the 2003 GE Annual Meeting to be held on Wednesday,
April 23, 2003, at 10:00 a.m., at the Charlotte Convention Center, Charlotte,
North Carolina.

Whether or not you plan to attend the meeting, you can be sure that your shares are represented at the meeting by promptly voting your shares by internet, phone or mail as described on the other side of this form.

All persons attending the meeting must present an admission card and appropriate picture identification. Please follow the advance registration instructions below and an admission card will be sent to you.

                        ADVANCE REGISTRATION INSTRUCTIONS

.. If you are voting by internet, you will be able to pre-register at the same time you record your vote. There is no need to return your Proxy Form.

.. If you are voting by phone, please complete the information at right and tear off the top of this Advance Registration form and mail separately to: GE
Shareowner Services, Bldg. 5-6E, 1 River Road, Schenectady, NY 12345. There is
no need to return the Proxy Form.

.. If you are voting by mail, please complete the information at right and include this portion when mailing your marked, signed and dated Proxy Form in the envelope provided.

Attendance at the GE Annual Meeting is limited to GE shareowners, members of their immediate families or their named representatives. We reserve the right to limit the number of guests or representatives who may attend.

                        ADVANCE REGISTRATION INFORMATION

   Name ________________________________________

   Address______________________________________

          ______________________________________

          ______________________________________

          _______________________ Zip __________

Name(s) of family member(s) who will also attend:

          ______________________________________

I am a GE shareowner. Name, address and telephone number of my Representative at the Annual Meeting:

          ______________________________________

          ______________________________________

          ______________________________________
          (Admission card will be returned c/o the shareowner)

[LOGO OF GE APPEARS HERE]

              Proxy Form

Proxy solicited on behalf of the Board of Directors for the Annual Meeting of
Shareowners, April 23, 2003

The shareowner(s) whose signature(s) appear(s) on the reverse side of this Proxy
Form hereby appoint(s) Jeffrey R. Immelt, Andrew C. Sigler and Benjamin W.
Heineman, Jr., or any of them, each with full power of substitution, as proxies, to vote all stock in General Electric Company which the share-owner(s) would be entitled to vote on all matters which may properly come before the 2003 Annual
Meeting of Shareowners and any adjournments or postponements thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

The nominees for Director are: (01) James I. Cash, Jr.; (02) Dennis D.
Dammerman; (03) Ann M. Fudge; (04) Claudio X. Gonzalez; (05) Jeffrey R. Immelt;
(06) Andrea Jung; (07) Alan G. Lafley; (08) Kenneth G. Langone; (09) Ralph S.
Larsen; (10) Rochelle B. Lazarus; (11) Sam Nunn; (12) Roger S. Penske; (13) Gary
L. Rogers; (14) Andrew C. Sigler; (15) Robert J. Swieringa; (16) Douglas A.
Warner III; and (17) Robert C. Wright.

FOR PARTICIPANTS IN GE'S SAVINGS AND SECURITY PROGRAM (S&SP)

In accordance with the terms of the Savings and Security Program (S&SP), any shares held in the shareowner's S&SP account on the record date will be voted by the trustees of the S&SP trust in accordance with the instructions indicated on the reverse, and in accordance with the judgment of the trustees upon other business as may properly come before the meeting and any adjournments or postponements thereof. IF NO INSTRUCTIONS ARE PROVIDED OR IF THIS CARD IS NOT
RECEIVED ON OR BEFORE APRIL 21, 2003, shares held in the shareowner's S&SP account will be voted in accordance with the recommendations of GE's Board of
Directors.

COMMENTS

          ______________________________________

          ______________________________________

          ______________________________________

          ______________________________________

INSPECTORS OF ELECTION
P.O. BOX 1138
NEWARK, N.J. 07101-9758